Exhibit 10.1

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

CLINICAL MANUFACTURING AND SUPPLY AGREEMENT

This Clinical Manufacturing and Supply Agreement (this “Agreement”) is entered into by and between AGILENT TECHNOLOGIES, INC., a Delaware corporation, having a principal office at 5301 Stevens Creek Blvd., Santa Clara, CA 95051 (“Agilent”) and OPHTHOTECH CORPORATION, a Delaware corporation, having a principal office at One Penn Plaza, Suite 1924, New York, NY 10119 (“Customer”) effective as of May 2, 2014 (the “Effective Date”).  Agilent and Customer are each referred to herein as a “Party” and together as the “Parties”.

In consideration of the mutual covenants and promises set forth herein, the Parties hereby agree as follows:

1.                                      SCOPE OF AGREEMENT

This Agreement, together with the Quality Agreement (as defined below) specifies the terms and conditions under which Agilent will manufacture and supply the Product (as defined below) to Customer and perform Manufacturing Services (as defined below) for Customer solely for clinical purposes and not for commercial purposes.

2.                                      DEFINITIONS

The following capitalized terms will have the meanings given for the purposes of this Agreement:

2.1                                  “Affiliate” means any business entity which directly or indirectly controls, is controlled by, or is under common control with any Party to this Agreement.  A business entity shall be deemed to “control” another business entity if (i) it owns, directly or indirectly, at least fifty percent (50%) of the issued and outstanding voting securities, capital stock, or other comparable equity or ownership interest of such business entity, or (ii) it has the de facto ability to control or direct the management of such business entity.  If the laws of the jurisdiction in which such entity operates prohibit ownership by a Party of fifty percent (50%) or more, “control” shall be deemed to exist at the maximum level of ownership allowed by such jurisdiction; provided, however, that there is a de facto ability to direct or control its management.

2.2                               “Anti-PDGF Aptamer” means (i) an Aptamer that binds to platelet-derived growth factor (PDGF) and (ii) intermediates thereof.

2.3                               “Active Pharmaceutical Ingredient (API)” has the meaning set forth in the Quality Agreement.

2.4                               “Aptamer” means (i) any pegylated or unpegylated naturally or non-naturally occurring oligonucleotide that binds to a Target and (ii) any pegylated or unpegylated oligonucleotide Derived from an oligonucleotide of clause (i) that binds to a Target.

2.5                               “Batch” has the meaning set forth in the Quality Agreement.

2.6                                  “Batch Packet” has the meaning set forth in the Quality Agreement.

2.7                                  “Certificate of Analysis” has the meaning set forth in the Quality Agreement.

2.8                                  “Certificate of Compliance” has the meaning set forth in the Quality Agreement.

2.9                                  “Change Management” means the procedure set forth in the Quality Agreement.

2.10                           “Commercial Supply Agreement” has the meaning set forth in Section 3.6.

2.11                           “Derived” means identified, obtained, developed, created, synthesized, designed or resulting from, based upon, containing or incorporating or generated from or conjugated to or complexed with (whether directly or indirectly or in whole or in part).

2.12                           “Facility” means Agilent’s manufacturing facility located at Boulder, Colorado, or such other manufacturing site agreed to by the Parties in writing.

2.13                           “FDA” means the United States Food and Drug Administration or any successor organization.

2.14                        “Finished Product” means Customer’s biological or pharmaceutical drug product that includes the Product.

2.15                        “GMP” has the meaning set forth in the Quality Agreement.

2.16                           “Good Condition” means that at the time of delivery to Customer’s carrier the Product supplied shall: (i) be the right Product; (ii) be in the right quantity in accordance with the manifest; (iii) be in the packaging agreed to by the Parties; (iv) be labeled in accordance with the Product registration; and (v) have no visible defect in the packaging or seal.

2.17                           “Independent Laboratory” means a laboratory independent of each Party, mutually agreed in writing between the Parties and competent to determine the matters referred to in Section 8.2.3.

2.18                        “Initial Order” has the meaning set forth in Section 4.1.

2.19                        “Initial Term” has the meaning set forth in Section 13.1.

2.20                        “Intellectual Property” means, collectively, Patents, Marks, copyrights, Know-How, and any other intellectual property owned or licensed by a Party.

2.21                        “Kilos” means kilos of oligo weight.

2.22                        “Know-How” means all non-patented and proprietary: information, inventions, developments, techniques, materials, processes, manufactures, compositions of matter or methods of use and trade secrets, whether or not patentable or copyrightable.  Know-How excludes (i) Patents and (ii) any of the foregoing which would be excluded from the definition of Proprietary of Information under Section 5 of the Confidentiality Agreement.

2.23                           “Latent Defect” means a failure of Product to meet the Specification at the time of delivery, which failure is subsequently detected and (i) is not attributable to a defect in the PEG delivered to Agilent by Customer for use in the Product, which defect in the PEG was not discoverable by Agilent in the course of testing in accordance with Agilent’s Standard Operating Procedure; (ii) is not attributable to a fundamental chemical or stability defect in the Product that results in a change in the Product that occurs after delivery by Agilent; and (iii) is not the result of further processing, storage, handling or use of the Product after delivery by Agilent.

2.24                           “Licensed Patent(s)” means any Patent owned by Agilent as of the Effective Date or during the Term claiming or covering the Process.

2.25                        “Manufacturing Services” means those manufacturing services set forth in a Statement of Work to be performed by Agilent with respect to Product and Finished Product, including the development and validation of analytic methods, stability testing and release.

2.26                        “Manufacturing Standards” has the meaning set forth in Section 5.2.

2.27                        “Marks” means the trademarks, service marks, trade dress, trade names, logos, insignia, symbols, designs or other marks identifying either Party or its products.

2.28                           “Master Batch Record” has the meaning set forth in the Quality Agreement.

2.29                        “Patents” means patents, patent applications and any issued divisions, continuations, continuations-in-part, re-issues, re-examinations, renewals or extensions thereof and any foreign counterpart of any of such U.S. patents.

2.30                        “Person” means any individual, partnership, corporation, limited liability company, unincorporated organization or association, any trust or any other business entity.

2.31                        “Process” or “Processing” means the combination of materials, procedures, test methods and controls used by Agilent to manufacture the Product under this Agreement, that includes the following unit operations:  [**].

2.32                        “Product” means (i) the Aptamer described in Exhibit A and intermediates thereof, and (ii) any future compounds as mutually agreed to by the Parties in a written amendment to this Agreement.

2.33                           “Proprietary Information” has the meaning set forth in Section 14.1.1.

2.34                        “Purchase Order” means a written purchase order in substantially the form agreed in good faith based on customary arrangements in the biotechnology industry between Agilent and Customer, to be delivered by Customer to Agilent for Product or services pursuant to this Agreement.

2.35                        “Quality Agreement” means the agreement by and between Agilent and Customer, dated as of the Effective Date, executed by duly authorized representatives of each Party, setting forth the obligations of the Parties with respect to quality matters applicable to the manufacturing and supply of the Product and Customer’s drug product testing under this Agreement, attached hereto as Exhibit C.

2.36                           “Regulatory Authority” has the meaning set forth in the Quality Agreement.

2.37                           “Renewal Term” has the meaning set forth in Section 13.1.

2.38                           “Specification” means the specification for the Product as set forth in a Statement of Work, which specification may be amended from time to time in accordance with this Agreement.

2.39                        “Statement of Work” means (i) any of the statements of work identified in Exhibit E; and (ii) any future statement of work as mutually agreed to by the Parties.

2.40                        “Target” means a protein, cytokine, enzyme, receptor, transducer, transcription factor, antigen or any other non-nucleic acid molecule.

2.41                           “Term” has the meaning set forth in Section 13.1.

2.42                        “Third Party” means any Person who is not a Party or an Affiliate of a Party.

3.                                      OBLIGATIONS OF THE PARTIES; STATEMENTS OF WORK

3.1                               Obligations of Agilent.  Agilent will manufacture and supply the Product to Customer and perform the Manufacturing Services at the Facility in accordance with the terms of this Agreement, the Quality Agreement, any applicable Statement of Work and in accordance with GMP and all laws and regulations applicable to the manufacture and supply of the Product at the Facility and the performance of the Manufacturing Services.  Agilent shall perform the Manufacturing Services in a professional and workmanlike manner consistent with industry standards.  Agilent will deliver the Product in accordance with the delivery schedules set forth in, as applicable, the Initial Order and each subsequent accepted Purchase Order.

3.2                               Obligations of Customer.   Customer will provide Agilent with information, material and cooperation reasonably necessary for the manufacture and supply of the Product in accordance with the Statement of Work and the Quality Agreement.

3.3                               PEG Supply Agreement.  Without limiting the generality of Section 3.2, during the Term, Customer shall use commercially reasonable efforts to maintain the License, Manufacturing and Supply Agreement between Customer and Nektar Therapeutics, Corporation (“Nektar”), dated September 30, 2006, as amended, (the “PEG Supply Agreement”), or enter into an agreement with Nektar or another Third Party to obtain supply of poly ethylene glycol (“PEG”) for the E10030 molecule.  For purposes of clarity, Customer may terminate the PEG Supply Agreement with Nektar; provided that Customer has obtained an alternative source of supply of PEG  and provided further that Agilent shall not be liable for any delays or supply failures associated with such termination and retention of an alternative source of supply of PEG.  Customer shall reimburse Agilent for any reasonable direct costs incurred by Agilent to qualify any alternative source of supply of PEG.  Customer and Agilent shall cooperate to ensure that Customer’s orders of PEG to be delivered to Agilent from Nektar (or such alternative Third Party) are (i) in sufficient amounts to enable Agilent to manufacture Product ordered by Customer hereunder; and (ii) in conformance with the forecasting and order procedure set forth in the PEG Supply Agreement.  During the Term, Customer shall provide Agilent copies of proposed forecasts for PEG (redacted to remove confidential information or commercially sensitive information) at the time of submission to Nektar (or such alternative Third Party).  Within [**] business days after receipt of any such PEG forecast, Agilent shall provide written notice to Customer of any adjustments to such forecast that Agilent reasonably deems necessary in order to ensure a supply of PEG necessary to manufacture Product to fulfill Customer’s requirements of Product hereunder.  Within [**] business days after receipt of written notice from Agilent, Customer shall provide Agilent with written confirmation (which may be by e-mail) that either (i) Customer has submitted a forecast revised pursuant to Agilent’s notice and whether Nektar has accepted such revised forecast, or (ii) Customer does not agree such revised forecast is required in which case the Parties will meet to determine what adjustments, if any, are required to the forecast and upon such determination Customer shall submit such revised forecast to Nektar if so agreed by the Parties.

3.4                               Statements of Work.  From time to time during the Term, Customer may request that Agilent perform certain Manufacturing Services for the Product.  As mutually agreed by the Parties in a Statement of Work, each Party shall perform the obligations set forth in each Statement of Work.  In the event of any inconsistency between this Agreement and a Statement of Work, the terms and conditions of this Agreement shall prevail.  Each Party shall retain appropriately qualified and trained personnel with the requisite knowledge and experience to perform such obligations in accordance with this Agreement.  Agilent may, with the prior written consent of Customer, subcontract or delegate its obligations under this Agreement to perform the services; provided, that any subcontractor shall be subject to the same obligations and other provisions contained in this Agreement or any applicable Statement of Work.  Customer and Agilent acknowledge and agree that the Statements of Work entered into prior to the Effective Date and identified in Exhibit E and the Initial Orders shall be governed by the terms and conditions of this Agreement and that references to the Agilent supply and service agreement terms and conditions in such Statements of Work shall be deemed references to this Agreement.

3.5                               Exclusivity.

3.5.1                     Except as otherwise provided in Section 13.3.1, Agilent agrees that (a) during the Term and (b) provided that the Commercial Supply Agreement is in effect between the Parties, for a five (5) year period after the Term (the “Exclusivity Period”), Agilent shall only supply Anti-PDGF Aptamer APIs or Finished Product to Customer and any Affiliate of Customer or Third Party designated by Customer.

3.5.2                     Customer agrees that during the Term, Agilent shall be Customer’s supplier of at least [**] percent ([**]%) of Customer’s clinical requirements of Product for use in the United

States, European Union, and any additional future jurisdictions as mutually agreed to by the Parties in writing.

3.6                               Commercial Supply Agreement.  Within [**] days following the execution of this Agreement, the Parties shall negotiate in good faith and use commercially reasonable efforts to enter into a commercial manufacturing supply agreement for the commercial supply of Product, which agreement shall include the terms set forth in Exhibit I and other commercially reasonable terms mutually agreed to by the Parties (“Commercial Supply Agreement”).

4.                                      SUPPLY

4.1                               Initial Orders.  The Parties acknowledge that Customer has submitted, and Agilent has accepted, the initial Purchase Orders for Product attached hereto as Exhibit B (the “Initial Orders”).  Customer may not make changes to or cancel the Initial Orders without Agilent’s prior written consent.

4.2                               Forecasts.  Commencing on the Effective Date and every [**] months thereafter, Customer shall submit to Agilent a written rolling forecast of the quantity of Product which Customer expects to order from Agilent over the next [**] months (“Forecast”).  The Forecast shall constitute a non-binding, good faith estimate provided by Customer solely to assist Agilent in production planning, and shall not represent any purchase commitment by Customer or a supply commitment by Agilent.  It is understood and agreed by the Parties that Agilent will not hold inventory of Product.  However, Agilent shall deliver such quantities of Product that are ordered in accordance with a binding Purchase Order that has been accepted by Agilent, provided that such Purchase Order is in accordance with the lead times set forth in Sections 4.3.1.

4.3                               Future Orders.

4.3.1                        During the term of this Agreement, Customer may place Purchase Orders with Agilent.  Each such Purchase Order shall be submitted by Customer (i) no later than [**] months prior to the requested delivery date for large scale production (i.e., [**] Kilos or greater) and (ii) no later than [**] months prior to the requested delivery date for all other Purchase Orders.  Customer may not increase the quantity of Product ordered under a Purchase Order without the prior written consent of Agilent.  Notwithstanding the foregoing, Agilent shall use commercially reasonable efforts to fill an increased Purchase Order upon receiving Customer’s written request therefor.

4.3.2                        Acceptance of Purchase Orders.  Agilent shall notify Customer as to whether any Purchase Order delivered pursuant to Section 4.3.1 has been accepted or rejected within [**] business days following Agilent’s receipt of such Purchase Order.  Agilent may only reject a Purchase Order that (i) is not in compliance with this Agreement; (ii) does not have a delivery address; (iii) does not comply with Agilent’s credit limit standards (consistent with Agilent’s corporate policy); provided that if Customer agrees to make an up-front payment with respect to such Purchase Order, Agilent may not reject the Purchase Order on the basis that it does not comply with Agilent’s credit limit standards; or (iv) does not comply with the lead times set forth in Section 4.3.1.  Agilent’s failure to affirmatively reject a Purchase Order within the [**] business day period shall be deemed an acceptance of such Purchase Order.  In the event that Agilent rejects a Purchase Order hereunder, Agilent shall notify Customer in writing within [**] business days of the reasons why such Purchase Order was rejected by Agilent.  Customer may, at its option, submit a revised Purchase Order.

4.3.3                        Details for Purchase Orders.  Each Purchase Order shall specify Product ordered and the time, manner and address of delivery, all of which shall be subject to this Article 4.

4.3.4                        Fulfillment of Purchase Orders.  Agilent will use commercially reasonable efforts to complete the Manufacturing Services (including without limitation delivery of any Batch) by the timeframe estimated in the applicable Statement of Work and Purchase Order.  Customer expressly acknowledges that delivery dates are approximate.  Agilent’s failure to complete the Manufacturing Services or deliver any Batch by any specified date will not be sufficient cause for cancellation of the Purchase Order by Customer, nor will Agilent be liable for any direct, indirect, consequential, or economic loss or damages due to delay in delivery.  Notwithstanding the foregoing, in the event that Agilent (i) fails to complete the Manufacturing Services or deliver a Batch by the date specified in the applicable Statement of Work and Purchase Order and (ii) fails to use commercially reasonable efforts to promptly complete the Manufacturing Services or deliver a Batch after such date, Customer shall have the right to cancel such Statement of Work or Purchase Order.

4.4                               Delivery and Acceptance.  Subject to Section 8.2.2, Agilent will deliver the Product to the carrier selected by Customer.  Shipment terms are FCA Agilent’s Dock Boulder (Incoterms 2010).  Title and risk of loss will pass to Customer when the Product is delivered to Customer’s carrier.  Customer is responsible for payment of all shipment costs, including any insurance necessary to guard against loss or damage during shipment.  Acceptance shall occur upon delivery of the Product to Customer’s carrier.

4.5                               Certificates.  An appropriate Certificate of Analysis (which shall include a material safety data sheet) and Certificate of Compliance shall be provided with the shipment of each Batch delivered to Customer.

4.6                               Shipping Instructions.  Customer will provide Agilent with packaging and shipping instructions including temperature requirements, temperature monitoring instructions and packaging specifications.  Notwithstanding any other provision of this Agreement, Agilent will not be liable for any loss or damage caused by Agilent’s compliance with Customer’s packaging and shipping instructions or any loss or damage caused by Customer’s carrier.

5.                                      PROCESSING OF PRODUCT

5.1                                  Storage and Handling.  Agilent shall store and handle the raw materials and packaging components under appropriate conditions and temperature, humidity, light and cleanliness to avoid any material adverse effect on the identity, strength, quality and purity of such materials and components.  Agilent shall store and handle the Product in accordance with the Specification and under appropriate conditions as defined by Customer in accordance with the Product stability studies and temperature, humidity, light and cleanliness to avoid any material adverse effect on the identity, strength, quality and purity of the Product.

5.2                                  Manufacturing Standards.  Agilent shall manufacture the Product in conformity with the Process, Master Batch Record, GMP and the Specification (the “Manufacturing Standards”).

5.3                                  Shortage of Supply.  Agilent shall notify Customer immediately upon becoming aware of an event of force majeure under Article 12 or any other event that would render Agilent unable to supply any quantity of the Product required to be supplied hereunder.  In such event, Agilent shall use commercially reasonable efforts to remedy such shortage, including allocating a pro-rata portion of any available materials or prioritizing capacity based on the production of the Product for Customer and the production of products for Agilent’s other customers according to the relative quantities ordered during the immediately preceding [**] months prior to such shortage; provided, however, that Customer shall receive treatment proportionately no less favorable than any of Agilent’s other customers with respect to allocation of such materials or prioritization of capacity.

5.4                                  Safety Stock.  Except with respect to the supply of PEG, Agilent shall at its own risk and expense, maintain a supply of raw materials and components necessary for the manufacture of Product based on accepted Purchase Orders.

5.5                                  Alternative Supplier.  Agilent acknowledges that (i) it is the intent of Customer to establish an alternative supplier to manufacture Product and (ii) in the process of establishing such an alternative supplier Customer will discuss the Product and Customer’s Know-How, subject to Article 14.  Customer shall be free to disclose to any such actual or proposed alternative supplier the Process overview set forth in Exhibit H.

5.6                                  Process Changes.  Agilent agrees that no change to the Process shall be made without the prior written approval of Customer.  Notwithstanding the foregoing, any such change to the Process shall be subject to the agreed upon Change Management process as set forth in the Quality Agreement and the prior mutual agreement of the Parties with respect to the costs and expenses associated with the agreed upon change.

6.                                      PRICE AND PAYMENT

6.1                               Pricing.  Pricing for the Product shall be as set forth in each Statement of Work; provided that such pricing shall not exceed the pricing for Product set forth in Exhibit J except to the extent that the Manufacturing Standards as of the Effective Date for Product ordered are materially modified pursuant to the Change Management provisions set forth in the Quality Agreement; provided that any increase in pricing shall be proportionate to the increase in Agilent’s costs to manufacture Product based on such modified Manufacturing Standards.

6.2                                  Payment.  Agilent shall invoice Customer at the time of, as applicable, shipment of the Product in accordance with this Agreement or completion of the Manufacturing Services, unless otherwise agreed to by the Parties in a Statement of Work.  Payment of an invoice for Product is due [**] days from the date of Customer’s receipt of invoice.

6.3                               Taxes.  Prices are exclusive of any sales, use, service, value added or other taxes.  Any tax, duty, custom, insurance or other fee of any nature imposed on Product or services by any federal, state, local or foreign governmental authority shall be paid by Customer.  If Agilent is required to pay any such tax or fee, Customer will reimburse Agilent promptly upon invoice by Agilent.  If Customer claims exemption from any taxes, Customer will provide Agilent with an appropriate exemption certificate for the delivery jurisdiction.

6.4                               Remedies.  Agilent may temporarily discontinue its performance of the manufacture and supply obligations under this Agreement if Customer fails to pay any sum when due and Customer has not cured such failure within [**] business days after receipt of written notice from Agilent identifying such failure.

7.                                      WARRANTIES

7.1                                  General Warranties.  Each Party warrants to the other Party that (i) it has the right and authority to enter into this Agreement and to carry out its obligations hereunder; (ii) it is validly existing in each jurisdiction in which it is incorporated and is authorized to do business under the laws of each jurisdiction in which it engages in business activities; and (iii) it is not aware of any legal, contractual or other restriction, limitation or condition that might adversely affect its ability to perform its obligations hereunder.

7.2                                  Warranties by Agilent.  Notwithstanding any prior acceptance of Product by Customer in accordance with Section 4.4 Agilent warrants to Customer that (i) all Product supplied under this Agreement shall conform to the Specification at the time of delivery to Customer’s carrier; and (ii) all Product delivered hereunder shall be delivered to Customer free and clear of all liens and security interests.

7.3                               Warranties by Customer.  Customer warrants to Agilent that (i) it owns or has the necessary rights, title and interest in and to the Product, including the right under Patents owned or controlled by Customer to have Product made for Customer, and (ii) as of the Effective Date, Customer has not received any written notification alleging that the Product infringes the intellectual property rights of any Third Party.

7.4                               Remedies.  In the event that the Product supplied under this Agreement did not conform to the Specification at the time of delivery to Customer’s carrier, or the Product delivered to Customer was not free and clear of all liens and security interests, Customer shall have the remedies set forth in Section 8.2.3.6.

7.5                               No Warranty to Third Parties.   The warranties set forth in Section 7.2 are solely for the benefit of Customer.  Agilent makes no warranty to Customer’s end-user customers or any other Third Party.  Customer will not pass on to any end-user customer or any other Third Party any warranty or representation on behalf of Agilent.

7.6                               DISCLAIMER.  THE ABOVE WARRANTIES ARE EXCLUSIVE AND EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER PARTY MAKES NOR RECEIVES ANY WARRANTY OF ANY KIND, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WARRANTIES OF DESIGN, SUITABILITY OF QUALITY, OR ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE PRACTICE, WITH REGARD TO THE PRODUCT. AGILENT SPECIFICALLY DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE.

8.                                      QUALITY

8.1                                  Quality Agreement.  Each Party will comply with the terms of the Quality Agreement in the performance of its obligations hereunder including record retention, audits and inspections, change control, adverse events and product recall.  The Parties will conduct periodic Product quality reviews in accordance with the terms of the Quality Agreement.

8.2                                  Quality Assurance.

8.2.1                        Testing by Agilent.  Agilent shall perform quality testing using assays, including assays developed under a Statement of Work, mutually agreed to by the Parties in order to assure that Product complies with the Specification as set forth in the applicable Statement of Work, and shall retain samples of Product as required by applicable law and produce records of the tests made on each Batch.  Agilent shall provide Customer a Certificate of Analysis and Certificate of Compliance confirming the performance of such testing. Customer may elect, at its sole discretion, to attend and observe any testing conducted by Agilent in accordance with this Section 8.2.1.  The Parties agree that the initial testing specifications for Product are as set forth in the related Statement of Work.  In addition, no Product shall be delivered until such Product has been Processed in accordance with the agreed upon testing specifications; provided, however, that the foregoing shall not relieve Agilent of its obligation under this Section 8.2.

8.2.2                        Records.  Agilent shall maintain records, including Master and Batch Production Records, with respect to the manufacturing and quality testing of the Product and shall deliver the Executed Batch Record to Customer electronically prior to shipment of the associated Batch of Product.  Agilent shall not ship Product hereunder unless and until: (i) Agilent has provided to Customer the Executed Batch Record for such Product and under the condition that all opened deviations, investigations or other anomalous events related to such Batch have been resolved, and (ii)  Customer has reviewed the Executed Batch Record for such shipment and authorized such shipment in writing.  Agilent shall promptly respond to any questions or requests for additional information that Customer may have with respect to such Executed Batch Record.  Notwithstanding the foregoing, in the event that (a) Customer fails to provide such authorization within [**] business days after Customer’s receipt of the Executed Batch Record and (b) Customer has not within such [**] business day period submitted to Agilent any questions or requests for information and (c) Customer does not within such [**] business day period find fault or anomaly with the balance of the Batch Packet documentation, then Agilent may ship the associated Batch of Product and Customer shall be deemed to have accepted the Executed Batch Record.  Agilent shall provide Customer with the remaining Batch Packet documentation (i.e., the records and documentation identified in Sections 2.1.6.2 through 2.1.6.7 of the Quality Agreement) at least [**] business days prior to the proposed Product shipment date. Such records shall also be made available to Customer during normal business hours, upon prior written request.

8.2.3                        Non-Conforming Product.  Notwithstanding any prior acceptance of Product or the Batch Packet by Customer in accordance with Sections 4.4 or 8.2.2, the following shall apply with respect to non-conforming Product:

8.2.3.1              Inspection/Testing.  Upon receipt of each delivery of Product from Agilent under this Agreement, Customer shall report to Agilent within [**] business days of Customer’s receipt of Product if the Product does not conform to the quantity specified in the Purchase Order, or if the Product is otherwise not in Good Condition.

8.2.3.2              Failure to Conform to the Quantity; Good Condition.  In the event Customer notifies Agilent pursuant to Section 8.2.3.1 that the quantity of Product delivered does not conform to the quantity specified in the Purchase Order, Agilent shall deliver, at Agilent’s expense, such additional quantity of Product as is necessary to meet the quantity specified in the Purchase Order as soon as reasonably practicable.  In the event Customer notifies Agilent pursuant to Section 8.2.3.1 that the Product is not in Good Condition at the time of delivery, Agilent shall have the right to inspect and analyze the Product.  In the event that the Parties agree that the Product was not in Good Condition at the time of delivery, Customer shall have the remedies as set forth in Section 8.2.3.6. If the Parties cannot agree as to whether the Product was in Good Condition at the time of delivery, the matter shall be escalated in accordance with Section 16.b, Escalated Dispute Resolution.

8.2.3.3              Latent Defect.  In the event Customer discovers that the Product has a Latent Defect, Customer shall promptly notify Agilent in writing providing specific details about the nature of the Latent Defect.

8.2.3.4              Notification from Customer.  In the event Customer notifies Agilent pursuant to Section 8.2.3.3 that the Product has a Latent Defect, (i) Agilent shall have the right to inspect and analyze the Product and (ii) the Parties shall work together in good faith to reach agreement as to whether the Product has a Latent Defect.  In the event the Parties agree that the Product has a Latent Defect, Customer shall have the remedies as set forth in Section 8.2.3.6.

8.2.3.5              Independent Laboratory.  In the event the Parties fail to agree whether the Product has a Latent Defect, the matter shall be referred to an Independent Laboratory.   Agilent shall forward a sample of retained Product from the Batch in question to the Independent Laboratory for testing and control purposes.  The Parties shall mutually agree to the controls and procedures used by the Independent Laboratory to test the Product.  Agilent shall have the right to audit the Independent Laboratory to determine whether there was any departure from the established controls and procedures used to test the Product.  In the event Agilent determines that there was a departure from the established controls and procedures, Agilent shall notify Customer in writing within [**] business days and the Parties shall resolve the matter in accordance with Section 16.b.  In the absence of such determination by Agilent, the decision of the Independent Laboratory shall be final and binding on the Parties.  If the Independent Laboratory determines that the Product has a Latent Defect, then the Independent Laboratory’s fees shall be borne by Agilent.  If the Independent Laboratory determines that the Product does not have a Latent Defect, then Customer shall bear the Independent Laboratory’s fees and reimburse Agilent for any reasonable direct costs incurred by Agilent in connection with the Independent Laboratory’s analysis of the Product.

8.2.3.6              Customer’s Remedies.  The following remedies shall be available to Customer in the event the Product was not in Good Condition at the time of delivery to Customer’s carrier or that the Product has a Latent Defect:

8.2.3.6.1                         Agilent may elect either to collect and dispose of the affected Product, at Agilent’s expense, or to reimburse Customer for any reasonable costs incurred by Customer to collect and dispose of the affected Product;

8.2.3.6.2                         Agilent shall reimburse Customer for all reasonable costs incurred by Customer in connection with delivery of the affected Product, including freight, clearance, duty and storage charges incurred by Customer; and

8.2.3.6.3                         Agilent shall promptly, at no additional cost to Customer (subject to Section 15.3), (i) replace the affected Product as soon as reasonably practicable with Product that meets the requirements of Section 3.1 or (ii) rework the affected Product, subject to mutual agreement of the Parties.  In the event that Agilent fails to replace the affected

Product within the timeframe mutually agreed to by the Parties, Agilent will refund to Customer any amounts paid for such Product.

8.2.4                        Audit Rights.  Customer shall have the right to conduct audits and inspections of the Facility, Agilent’s manufacturing operations and Agilent’s records relating to this Agreement as provided in the Quality Agreement.  Agilent shall reasonably cooperate with Customer in conducting such audits and inspections.

8.2.5                        Observation by Customer.  During the Term, Customer shall have the right, at Customer’s sole cost and expense, during normal business hours and upon reasonable notice, to visit the Facility in order to ensure that the Processing complies with applicable legal requirements and the Specification, as applicable. Agilent shall reasonably cooperate with Customer to permit Customer such access in connection with such visits.  At all times while in attendance at the Facility, Customer agrees to comply with all Agilent health and safety protocols and other policies and procedures applicable to visitation of the Facility as notified by Agilent to Customer prior to or during such attendance.  Such visits shall not interfere with Agilent’s operations.

8.2.6                        Recalls and Voluntary Withdrawals.  If either Party becomes aware of information about the Product or Finished Product indicating that it may be non-conforming Product or that there is potential adulteration, misbranding and/or any potential issues regarding the safety or effectiveness of the Product or Finished Product, it shall within [**] hours provide notice to that effect to the other Party.  Customer will initiate an investigation and assessment of such circumstances and shall promptly notify Agilent of its findings and any proposed course of action.  The Parties shall meet to discuss such circumstances and to consider appropriate courses of action.  Customer shall bear all costs associated with a recall of the Product or Finished Product unless such recall is caused by Agilent’s gross negligence or willful misconduct or the failure of Product to conform to the Specification or GMP requirements at the time of delivery to Customer’s carrier, in which case Agilent shall pay all costs associated with the recall, subject to Article 15.

9.                                      INTELLECTUAL PROPERTY

9.1                               Background Property.  Each Party retains all right, title and interest in and to all Intellectual Property owned, licensed or developed by or on behalf of such Party prior to the Effective Date or independent of this Agreement, and without reliance on the other Party’s Proprietary Information.

9.2                               Ownership of Developed Intellectual Property.

9.2.1                        Customer shall be the sole owner of all right, title and interest in and to all Intellectual Property relating specifically to the Product, including the Specification and all improvements to the Product and Specification that are (i) jointly developed by Customer or its employees or consultants on the one hand and Agilent or its employees or consultants on the other hand, during the course of performing or receiving services hereunder  or (ii) developed by Agilent or its employees or consultants during the course of performing Manufacturing Services under a Statement of Work or during the course of performing services for Customer under any Purchase Order, including the Initial Orders, ((i) and (ii) collectively, “Product Improvements”).  Agilent hereby assigns to Customer all of its right, title and interest in Product Improvements.  Agilent agrees to execute such assignments and other documents and to take such other actions as may be reasonably requested by Customer from time to time, at Customer’s expense, in order to effect the ownership provisions of this Section 9.2.1.  For avoidance of doubt, intellectual property relating to the Processing of nucleic acids and the Processing of modified nucleic acids, including pegylated nucleic acids, which is not sequence or Product specific shall not be considered to be a “Product Improvement” but shall be considered to be Intellectual Property relating to the Process, as provided in Section 9.2.2 below and not subject to the obligation to assign provided in this Section 9.2.1.

9.2.2                        Agilent shall be the sole owner of all right, title and interest in and to all Intellectual Property relating to the Process, including all improvements thereto, that are developed by Agilent or its employees or consultants.   In addition, Agilent shall be the sole owner of all right, title and interest in and to all Intellectual Property relating to the Process, including all improvements thereto, that are jointly developed by Customer or its employees or consultants and Agilent or its employees or consultants, during the course of performing or receiving services hereunder (“Joint Process Improvements”).  Customer hereby assigns to Agilent all of its right, title and interest in Joint Process Improvements, except as otherwise provided in Section 9.3.2.1 below.  Customer agrees to execute such assignments and other documents and to take such other actions as may be reasonably requested by Agilent from time to time, at Agilent’s expense, in order to effect the ownership provisions of this Section 9.2.2.

9.3                               License Grants.

9.3.1                        License to Agilent.

9.3.1.1              During the Term, Customer hereby grants to Agilent a fully paid, non-exclusive, non-sublicensable (except as otherwise permitted under Section 9.5), non-transferable (except to a permitted assignee in accordance with Section 16(e) (“Permitted Assignee”)) license under any and all Customer Intellectual Property that is necessary for Agilent to perform its obligations under this Agreement, for the sole and limited purpose of Agilent’s performing its obligations under this Agreement.

9.3.2                        Licenses to Customer.

9.3.2.1              Agilent hereby grants to Customer a worldwide, fully paid-up, royalty-free, perpetual, non-sublicensable (except in accordance with this Section 9.3.2.1), non-transferable and non-assignable (except to a Permitted Assignee), (x) non-exclusive license under Joint Process Improvements; and (y) non-exclusive license under analytical methods that are developed by Agilent in the performance of a Statement of Work (including Statements of Work dated prior to the Effective Date that are identified in Exhibit E) or a Purchase Order, including the Initial Orders, (“Analytical Methods”) (together with Joint Process Improvements, collectively, “Licensed Technology”) to manufacture, have manufactured, produce, have produced, develop, have developed, use, have used, offer for sale, have offered for sale, sell, have sold, import, and have imported the Product and Finished Product, subject to the following: (i) any sublicense granted by Customer to a Third Party manufacturer or a Third Party that Customer has granted a license under Customer Intellectual Property to clinically develop Product (“Customer Licensee”) and/or Finished Product shall be restricted to using the Licensed Technology for the sole purpose of performing services (including development and manufacturing services) for the Product or Finished Product exclusively for Customer, Customer’s Affiliates, Customer Licensees or a Permitted Assignee and (ii) prior to disclosing any Licensed Technology to any Third Party, Customer shall enter into a valid written confidentiality agreement with such Third Party that (a) requires the

Third Party to maintain the confidentiality of Agilent Proprietary Information contained in the Licensed Technology under terms no less restrictive than those set forth in Article 14 of this Agreement and (b) restricts the Third Party from using the Licensed Technology for any purpose other than to perform services for the Product or Finished Product exclusively for Customer, Customer’s Affiliates, Customer Licensees or a Permitted Assignee in accordance with this Section 9.3.2.1.  In addition, any sublicense to Analytical Methods granted by Customer under this Section 9.3.2.1 to a Third Party manufacturer of Finished Product shall be restricted to those Analytical Methods that are necessary to manufacture and release the Finished Product.  In addition to the non-exclusive license granted above, and solely with respect to Joint Process Improvements, Agilent hereby grants to Customer  a worldwide, fully paid-up, royalty-free, perpetual, non-sublicensable (except in accordance with this Section 9.3.2.1), non-transferable and non-assignable (except to a Permitted Assignee) license to use Joint Process Improvements on a non-exclusive basis to manufacture, have manufactured, produce, have produced, develop, have developed, use, have used, offer for sale, have offered for sale, sell, have sold, import, and have imported products controlled by Customer, provided that (i) any sublicense granted by Customer to a Third Party manufacturer or a Customer Licensee shall be restricted to using the Joint Process Improvements for the sole purpose of performing services (including development and manufacturing services) exclusively for Customer, Customer’s Affiliates, Customer Licensees or a Permitted Assignee and (ii) prior to disclosing any Joint Process Improvements to any Third Party, Customer shall enter into a valid written confidentiality agreement with such Third Party that (a) requires the Third Party to maintain the confidentiality of Agilent Proprietary Information contained in the Joint Process Improvements under terms no less restrictive than those set forth in Article 14 of this Agreement and (b) restricts the Third Party from using the Joint Process Improvements for any purpose other than to perform services exclusively for Customer, Customer’s Affiliates, Customer Licensees or a Permitted Assignee in accordance with this Section 9.3.2.1. Except as expressly provided herein, no license to any Licensed Technology is granted, conveyed or implied. [**].

9.3.2.2              Agilent hereby grants to Customer a non-exclusive, royalty-free, non-sublicensable (except in accordance with this Section 9.3.2.2), non-transferable and non-assignable (except to a Permitted Assignee) license, under the Licensed Patents, to make, have made, use, import, offer for sale and sell the Product and Finished Product, subject to the following:  any sublicense granted by Customer to a Third Party manufacturer or Customer Licensee shall be restricted to developing and manufacturing the Product or Finished Product exclusively for Customer, Customer’s Affiliates, Customer Licensees or a Permitted Assignee and shall contain a provision identifying Agilent as an intended third party beneficiary of, and entitled to enforce, any such sublicense. No other license is granted by Agilent under this Agreement, either directly or by implication, under any Patent other than the Licensed Patents.   [**].

9.3.2.3              Upon the written request of Customer and provided that the Commercial Supply Agreement is in effect between the Parties, Agilent hereby grants to Customer a non-exclusive, royalty-bearing, non-sublicensable (except to a Third Party manufacturer or Customer Licensee in accordance with this Section 9.3.2.3), non-transferable and non-assignable (except to a Permitted Assignee) license,[**].  In the event that Customer exercises its right to such a license:  (i)

[**] of this Agreement, [**], and [**]; and [**].  In addition, [**] under this Section 9.3.2.3 [**]with this Section 9.3.2.3 shall not be deemed a material breach of this Agreement and Agilent shall not have the right to terminate this Agreement as a result of such disclosure under Section 13.2(a) or 13.2(c), provided that Customer has complied with the terms set forth in this Section 9.3.2.3.

9.3.2.4              Customer shall not disclose any Agilent Know-How, or any Third Party Know-How disclosed to Customer under the Confidentiality Agreement, to any Third Party without obtaining Agilent’s express prior written consent to such disclosure. [**].

9.3.2.5              Notwithstanding any other provision herein, Customer shall not [**] shall not be unreasonably withheld or delayed.  In the event that Customer is [**].

9.4                                  Reservation of Rights.  Except as expressly provided herein, no license to any Agilent Intellectual Property or Customer Intellectual Property is granted, conveyed or implied.  For the avoidance of doubt, no license to any Agilent Know-How owned, licensed or developed by or on behalf of Agilent is granted, conveyed or implied except pursuant to the license granted to Customer under Section 9.3.2.3.  All rights not conferred are expressly reserved.

9.5                               Subcontracting.  Agilent shall only engage those Affiliates and Third Parties approved by Customer in writing to manufacture the Product and shall not sub-license the rights under any Customer Intellectual Property other than to such approved Affiliates and Third Parties and solely for the purpose of manufacturing and supplying Product to Customer.

9.6                               Disclosure of Process Patents, Process Overview and Know-How.

9.6.1                        Disclosure of Process Patents.  All Patents owned or licensed by Agilent that cover or claim the Process are set forth in Exhibit F.  During the Term, upon the reasonable request of Customer, no more than [**], Agilent shall update Exhibit F.  Agilent shall not incorporate into the Process any Patents unless the Parties have agreed to incorporate such Patents into the Process pursuant to the Change Management process.

9.6.2                        Disclosure of Process Overview.  An overview of the Process is attached to this Agreement as Exhibit H.  Agilent acknowledges and agrees that Exhibit H does not contain any Agilent Proprietary Information and that Customer may disclose Exhibit H, or any information contained therein, to any Third Party to the extent such Third Party has a reasonable need to know such information.

9.6.3                        Third Party Know-How.  Agilent has not and shall not incorporate into the Process any Third Party Know-How unless (A) Agilent has the right to sublicense such Third Party Know-How to Customer in accordance with Section 9.3.2.3 and (B) the Parties have agreed to incorporate such Third Party Know-How into the Process pursuant to the Change Management process.  In addition, Agilent shall not disclose to Customer any Third Party Know-How unless (A) Agilent has the right to sublicense such Third Party Know-How to Customer in accordance with Section 9.3.2.3 and (B) prior to such disclosure, Agilent notifies Customer that such Know-How is Third Party Know-How.  In the event that the Parties agree to incorporate Third Party Know-How into the Process under this Section 9.6.3, any license granted to Customer under Section 9.3.2.3 shall include such Third Party Know-How.

9.7                               Licenses to Use the Process.  Agilent is responsible for the procurement of any licenses to Intellectual Property necessary to use the Process to manufacture the Product under this Agreement.  Agilent shall have full responsibility for the determination of whether and from which Third Party it requires any such license to Intellectual Property claiming or covering the Process for the manufacture of the Product under this Agreement and for the procurement of any such license.  For purposes of clarity, nothing in this Section 9.7 shall limit or prevent Customer, in its sole discretion, from obtaining any license or other rights to any Third Party Intellectual Property necessary or useful to manufacture the Product.

9.8                               Third Party Infringement Claims.  Agilent will defend or settle any Third Party claim against Customer, its officers, directors and employees, that Agilent’s use of the Process to manufacture the Product under this Agreement infringes the Third Party’s Intellectual Property rights. The Parties shall comply with the indemnification process set forth in Section 10.3 with respect to any such Third Party claims.  Agilent will pay infringement defense costs, settlement amounts and court awarded damages.  Agilent shall have no obligation under this Section 9.8 for any claim of infringement arising from Product use prohibited by this Agreement.  This Section 9.8 states Customer’s sole and exclusive remedy with respect to any such Third Party claim.

10.                               INDEMNITIES AND INSURANCE

10.1                        Agilent’s Indemnity Obligations.  Agilent will indemnify, defend and hold harmless Customer, its officers, directors and employees, from and against any and all claims, losses, damages, demands, expenses or other liability arising out of a Third Party claim to the extent caused by (i) failure of the Product to conform to the Specification at the time of delivery to Customer’s carrier; or (ii) the gross negligence or willful misconduct of Agilent.  Agilent’s obligations  under this Section 10.1 do not apply with respect to any claim subject to indemnification under Section 10.2.

10.2                        Customer’s Indemnity Obligations.  Customer will indemnify, defend and hold harmless Agilent, its officers, directors and employees, from and against any and all claims, losses, damages, demands, expenses or other liability arising out of a Third Party claim to the extent (i) arising from the sale, marketing or distribution of the Product or Finished Product, or use of the Product or Finished Product by Customer or any Third Party including death or injury to any person; or (ii) caused by the gross  negligence or willful misconduct of Customer.  Customer’s obligations under this Section 10.2 do not apply with respect to any claim subject to indemnification under Section 10.1.

10.3                        Process.  Each Party agrees to notify the other Party promptly upon receipt of any claim for which indemnification is sought.  The Party seeking indemnification will provide the indemnifying Party with such information and assistance as the indemnifying Party may reasonably request, at the expense of the indemnifying Party.  In no event may either Party compromise or settle any claim or suit in a manner that admits fault or negligence on the part of the other Party (or any indemnitee) without the prior written consent of the other Party, which consent shall not be unreasonably withheld.  The indemnifying party shall have no liability under this Article 10 with respect to claims or suits settled or compromised by the indemnified party without the indemnifying party’s prior written consent.  The indemnified Party may, at its own expense, participate in the defense of any claim.  In the event that the indemnifying Party fails to assume control of the defense of any claim, the indemnified Party may assume control at the expense of the indemnifying Party.

10.4                        Insurance.  During the term of this Agreement, Agilent will maintain insurance coverage in accordance with the Memorandum of Insurance attached hereto as Exhibit D.

11.                               COMPLIANCE WITH LAWS AND REGULATORY MATTERS

11.1                        Compliance with Laws.  Each Party shall comply with all applicable laws and regulations governing the performance of such Party’s obligations under this Agreement.  Without limiting the foregoing, Agilent shall ensure that the Facility conforms to GMP and the requirements of all applicable Regulatory Authorities.

11.2                        Regulatory Filings.  Customer, at its expense, shall be solely responsible for the preparation, filing and maintenance of all regulatory documents and all governmental permits, licenses and other approvals as may be necessary with respect to the formulation, marketing, distribution sale and use of the Product and Finished Product.  Upon Agilent’s request, Customer will provide Agilent with a copy of all regulatory documents relating to the manufacture of Product under this Agreement.

11.3                        Use Restrictions.  Notwithstanding any other provision of this Agreement, Customer acknowledges and agrees that the Product manufactured by Agilent and supplied to Customer under this Agreement (i) is not intended for commercial use and (ii) shall not be used for commercial purposes.  For avoidance of doubt, validation Batches shall be manufactured and supplied to Customer under the Commercial Supply Agreement.

11.4                        Permits.  Agilent at its expense shall be solely responsible for, and has the obligation to prepare, file and maintain all licenses, permits and approvals as may be necessary with respect to the manufacture of the Product at the Facility, including all regulatory approvals required to import raw materials and packaging components.

11.5                        Export Controls.   Each Party shall comply with applicable US and other laws, rules and regulations that govern the import, export and re-export of the Product, including the U.S. Export Administration Regulations, and will obtain any required export and import authorizations.

11.6                        Record Retention.  Agilent shall maintain the records and documentation relating to the manufacture of the Product in accordance with ICH guidance, Agilent’s Standard Operating Procedure and the Quality Agreement.

11.7                        Technical Support.

11.7.1                 Upon notification to Agilent that Customer has received a complaint or inquiry regarding the safety, efficacy or quality of the Product or Finished Product, Agilent shall, within a reasonable period, supply Customer with a chemical analysis of a number of retained samples, maintained in accordance with the Quality Agreement, of the Batch(es) of the Product in question.

11.7.2                 Upon notification to Customer that Agilent has received a complaint or inquiry regarding or discovery by Customer of any issues relating to the safety, efficacy or quality of the Product or Finished Product, Customer shall, within a reasonable period, provide technical support as reasonably requested by Agilent, which may include, but shall not be limited to, technical advice and chemical analysis of retained samples of the Product, maintained in accordance with the Quality Agreement.

11.7.3                 All technical support provided by Agilent under this Section 11.7 shall subject to the pricing and payment terms for technical and regulatory support as set forth in the Statement of Work.

11.8                           Regulatory Support.

11.8.1                 Agilent agrees to cooperate with, and provide regulatory assistance to, Customer to support existing, pending or new Product or Finished Product registrations and marketing approvals, in each case, with any relevant governmental authority.  The foregoing assistance rendered by Agilent may include: (i) assisting Customer in completing and submitting changes to any regulatory submissions related to the Product; (ii) cooperation in connection with pre-approval inspections carried out by governmental authorities; and (iii) providing information to Customer that may be required by a relevant governmental authority to support the Product or Finished Product, including the manufacturing and exportation related thereto.  All regulatory support provided by Agilent under this Section 11.8 shall be subject to the pricing and payment terms for technical and regulatory support as set forth in the Statement of Work.

11.9                           FDA Debarment Statement.  Agilent hereby certifies that neither Agilent nor any employee engaged by Agilent to perform services under this Agreement has been debarred under section 306 of the Federal Food, Drug and Cosmetic Act in connection with the performance of services under this Agreement or any comparable law or regulation outside of the United States.  In the event that Agilent becomes aware of any such debarment, Agilent will provide Customer with written notice thereof.   Agilent will request that all GMP manufacturing and testing subcontractors utilized pursuant to Section 2.4 of the Quality Agreement provide Customer with a certification that is substantially similar to the certification provided by Agilent in this Section 11.9.   In the event that any such subcontractor fails to provide the certification, Customer may withdraw its approval for such subcontractor and Agilent shall cease using such subcontractor to provide services under this Agreement.

12.                               FORCE MAJEURE

Neither Party will be liable for any failure or delay in performance of its obligations under this Agreement to the extent such failure or delay is caused by any event beyond such Party’s reasonable control, including fire, flood, explosion, unavailability of utilities or raw materials, labor difficulties, war, riot, act of God, export control regulation, or other laws or regulations, action or failure to act of any governmental authority, or any judgment, injunction or order of a court, administrative agency or regulatory authority having the effect of preventing or adversely affecting either Party’s performance under this Agreement.

13.                               TERM AND TERMINATION

13.1                           Term.  Unless otherwise terminated under this Article 13, this Agreement will commence as of the Effective Date and will continue for five (5) years (the “Initial Term”).  Unless otherwise terminated in accordance with this Article 13, this Agreement shall be automatically extended for an indefinite period (the “Renewal Term” and together with the Initial Term, the “Term”).  Notwithstanding any of the foregoing, either Party may terminate this Agreement at the end of the Initial Term or during the Renewal Term provided, however, that it has given the other Party at least eighteen (18) months prior written notice of termination.

13.2                           Termination.

(a) This Agreement or a Statement of Work may be terminated by either Party upon [**] days written notice in the event of a material breach of any provision of this Agreement or such Statement of Work; provided, however, that the breaching Party will have an opportunity to (i) cure the breach during the [**], or (ii) provide the non-breaching Party with a plan to remedy the breach within the [**], and if so cured, no termination will be deemed to have occurred as long as the breaching Party diligently pursues the plan to remedy the breach and completes such plan in accordance with the time frame mutually agreed to by the Parties (such time frame not to exceed an additional [**] days); or

(b) This Agreement may be terminated by either Party immediately upon written notice to the other Party (i) if the other Party makes an assignment for the benefit of creditors; (ii) if proceedings in voluntary or involuntary bankruptcy are initiated by, on behalf of or against the other Party (and, in the case of any such involuntary proceeding, not dismissed within ninety (90) days); (iii) if the other Party is adjudicated bankrupt, files a petition under insolvency laws, is dissolved or has a receiver appointed for substantially all of its property; or (iv) if the other Party ceases operation of its business as its business has normally been conducted, or terminates substantially all of its employees.

(c)    In the event of either Party’s material breach of its confidentiality obligations under Article 14 with respect to trade secrets of the disclosing Party which have been specifically identified as such in writing by the disclosing Party, the Parties shall refer the matter for resolution under the escalated dispute resolution process set forth in Section 16(b).  In the event that the Parties are unable to resolve the matter following the dispute resolution process set forth in Section 16(b), then the non-breaching Party may terminate this Agreement upon written notice to the breaching Party.  For the avoidance of doubt, [**].

(d) This Agreement or a Statement of Work may be terminated by Customer, with or without cause, upon twelve (12) months prior written notice to Agilent.

(e) In the event that Customer fails, under this Agreement or under the Commercial Supply Agreement, for a period of thirty-six (36) months (i) to place a Purchase Order for a minimum of one hundred (100) oligonucleotide grams of Product and (ii) to take delivery of such Product  within the lead times as set forth in Section 4.3.1 of this Agreement or within the lead times as set forth in the Commercial Supply Agreement, Agilent shall have the right to terminate this Agreement upon written notice to Customer without further opportunity to cure.

13.3                           Effect of Termination or Expiration.

13.3.1                 Section 3.5.1 shall survive termination or expiration of this Agreement unless terminated by Agilent pursuant to Section 13.2(a), (b), (c) or (e), or by Customer pursuant to Section 13.1 or 13.2(d).  If this Agreement is terminated by Customer pursuant to Section 13.2(a), (b) or (c), the obligations under Section 3.5.1 shall survive such termination for a period of five (5) years after the effective date of such termination, regardless of whether the Commercial Supply Agreement is in effect.

13.3.2                 Termination or expiration of this Agreement or any SOW shall not release either Party from any liability, right of action or other obligation which has arisen prior to such termination or expiration including Agilent’s obligation to deliver to Customer such quantity of Product under any accepted Purchase Order by Agilent prior to the effective date of termination or expiration, and Customer’s obligation to pay Agilent the amount set forth in such Purchase Order.  In addition, in the event of termination of any SOW under Section 13.2, Customer shall pay Agilent for all work performed under such SOW prior to the termination date.

13.4                           Surviving Provisions.  Notwithstanding any expiration or termination of this Agreement, the following provisions shall survive:  6.2, 6.3, 7, 8.2.3, 8.2.6, 9, 10, 11, 12, 13, 14, 15 and 16.

14.                               CONFIDENTIAL INFORMATION

14.1                           Proprietary Information. The terms and conditions of Confidentiality Agreement dated March 22, 2011, by and between Customer and Agilent (“Confidentiality Agreement”), attached hereto as Exhibit G and incorporated herein by this reference.  Capitalized terms used in this Article 14 and not defined in this Agreement shall have the meanings ascribed to them in the Confidentiality Agreement.  The terms and conditions of the Confidentiality Agreement shall apply to information exchanged under this Agreement; provided that:

14.1.1                 with respect to information exchanged pursuant to this Agreement, the “Purposes” as defined in Section 1 of the Confidentiality Agreement shall be amended to mean the conduct of activities and exercise of rights granted pursuant to this Agreement;

14.1.2                 notwithstanding Section 3 of the Confidentiality Agreement, the Confidentiality Agreement shall apply to all Proprietary Information disclosed between the Parties pursuant to the Confidentiality Agreement and/or this Agreement from March 22, 2011 until the end of the Term;

14.1.3                 notwithstanding Section 8(c) of the Confidentiality Agreement, as it applies to information exchanged under this Agreement, shall be construed and interpreted in accordance with the laws of the State of New York as provided in Section 16(k);

14.1.4                 notwithstanding Section 8(e) of the Confidentiality Agreement, the obligations of confidentiality and non-use under the Confidentiality Agreement shall apply until the [**] anniversary of the expiration or termination of this Agreement;

14.1.5                 the restrictions on disclosure and use set forth in the Confidentiality Agreement shall not apply to the disclosure of this Agreement or the disclosure of Proprietary Information to governmental authorities (i) that is required by applicable law or regulation to be submitted by Customer in connection with the issuance or maintenance of marketing approvals for the Product or Finished Product; (ii) that is submitted by either Party to comply with requests for information from any governmental authority; or (iii) that is submitted by either Party to comply with applicable governmental regulations (including the rules and regulations of any stock exchange); provided that, (x) to the extent permitted by applicable law, Customer or Agilent, as the case may be, will give reasonable advance notice to the other Party of such disclosure requirement in order to allow the other Party the opportunity to seek appropriate legal relief to prevent or limit disclosure of its Proprietary Information; (y) reasonable measures shall have been taken by the Party seeking to disclose the other Party’s Proprietary Information to ensure confidential treatment of such Proprietary Information;  and (z) any disclosure shall be limited to such portion of the other Party’s Proprietary Information that is legally required to be disclosed.

14.1.6                 notwithstanding anything to the contrary in the Confidentiality Agreement, but subject to Section 14.1.1, in the event that the Recipient wishes to disclose this Agreement or the Disclosing Party’s Proprietary Information to actual or potential investors, lenders, acquirers, merger partners, or professional advisors who have a reasonable need to know such information, the Recipient shall provide prior written notice thereof to the Disclosing Party, and the Parties shall promptly meet (in person or via telephone) and confer prior to any such disclosure for the purpose of avoiding any inappropriate disclosure of the Disclosing Party’s Proprietary Information.  Following such meeting, if the Disclosing Party has provided its express prior written consent to such disclosure, which consent shall not be unreasonably withheld or delayed, the Recipient may disclose the Disclosing Party’s Proprietary Information to such Third Party; provided that (i) the Recipient shall only disclose such amount of the Disclosing Party’s Proprietary Information as is reasonably necessary; and (ii) the Recipient has entered into a confidentiality agreement, with terms of confidentiality at least as restrictive as the terms and conditions set forth in this Article 14 and the Confidentiality Agreement, with such Third Party (other than attorneys and accountants of Recipient who are bound to confidentiality under applicable ethical and professional rules) before disclosing any of the Disclosing Party’s Proprietary Information.   In the event that the Disclosing Party has not consented to such disclosure, the Recipient may engage an independent Third Party consultant reasonably acceptable to the Disclosing Party and subject to confidentiality obligations at least as restrictive as the terms and conditions set forth in this Article 14 and the Confidentiality Agreement, to evaluate the Parties’ rights and obligations hereunder and such independent Third Party consultant shall be permitted to disclose to such Third Party confirmation solely regarding the adequacy of such rights and obligations and the performance hereunder.  For the avoidance of doubt, the independent Third Party consultant shall not be permitted to disclose any Proprietary Information of the Disclosing Party to any Third Party.  The Parties agree that the process set forth in this Section 14.1.6 shall not apply to Customer’s use or exercise of the license rights under Sections 9.3.2.1, 9.3.2.2 or 9.3.2.3, provided that Customer complies with the provisions of the applicable Sections 9.3.2.1, 9.3.2.2 or 9.3.2.3.  In addition, in the event that Customer exercises the license rights under Section 9.3.2.3, the Parties further agree that the process set forth in this Section 14.1.6 shall continue to apply prior to disclosure of this Agreement or any Proprietary Information to any actual or potential investor, lender, acquirer, merger partner or professional advisor.

14.2                           Remedies.  Each Party shall be entitled, in addition to any other right or remedy it may have, at law, in equity or under this Agreement, to seek temporary, preliminary and permanent injunctions, enjoining or restraining the other Party and its Affiliates from any violation or threatened violation of this Article 14.

15.                               LIMITATION OF LIABILITY

15.1                           EXCEPT IN CONNECTION WITH (A) A BREACH OF ARTICLE 14 AND (B) ARTICLE 10, IN NO EVENT WILL EITHER PARTY OR ITS AFFILIATES, SUBCONTRACTORS OR SUPPLIERS BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS, LOST DATA, OR LOSS OF USE) ARISING OUT OF THIS AGREEMENT, INCLUDING ANY PRODUCT OR SERVICE PROVIDED UNDER THIS AGREEMENT OR THE USE THEREOF, ANY PERFORMANCE, OR FAILURE TO PERFORM UNDER THIS AGREEMENT, REGARDLESS OF WHETHER SUCH DAMAGES ARE BASED ON TORT, WARRANTY, CONTRACT OR ANY OTHER LEGAL THEORY, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  THIS EXCLUSION IS INDEPENDENT OF ANY OTHER REMEDY SET FORTH IN THIS AGREEMENT.  NOTWITHSTANDING THE FOREGOING, AGILENT SHALL PAY ALL SETTLEMENT AMOUNTS AND COURT AWARDED DAMAGES IN ACCORDANCE WITH SECTION 9.8, PROVIDED THAT THE PARTIES HAVE COMPLIED WITH THE INDEMNIFICATION PROCESS SET FORTH IN SECTION 10.3.

15.2                           EXCEPT IN CONNECTION WITH (A) A BREACH OF ARTICLE 14; (B) THIRD PARTY CLAIMS UNDER SECTION 9.8; AND (C) DAMAGES CAUSED BY AGILENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, TO THE FULLEST EXTENT PERMITTED BY LAW, AGILENT’S LIABILITY TO CUSTOMER UNDER THIS AGREEMENT IS LIMITED TO THE AGGREGATE AMOUNTS PAID BY CUSTOMER TO AGILENT  IN RESPECT OF THE RELEVANT BATCH FROM WHICH THE CLAIM AROSE.

15.3                           NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, IN NO EVENT SHALL AGILENT BE LIABLE FOR ANY COSTS WHATSOEVER TO PROCURE, SUPPLY OR REPLACE PEG, REGARDLESS OF WHETHER SUCH COSTS ARE BASED ON TORT, CONTRACT, WARRANTY, LATENT DEFECT, INDEMNITY OBLIGATIONS OR ANY OTHER LEGAL THEORY, EXCEPT TO THE EXTENT THAT SUCH COSTS ARE SOLELY AND DIRECTLY CAUSED BY AGILENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

16.                               MISCELLANEOUS

a.              Notices.  All notices required or permitted to be given under this Agreement must be in writing and delivered to the other Party as set forth below.  Notices are validly given upon the earlier of confirmed receipt by the receiving Party or three (3) days after dispatch by a reputable courier or certified mail, return receipt requested.  Either Party may change its designated contact and address for purposes of notice by giving notice to the other Party in accordance with these provisions.

Agilent Technologies, Inc.	Ophthotech Corporation
5555 Airport Blvd.	214 Carnegie Center
Suite 100	Suite 302
Boulder, CO 80301	Princeton, NJ 08540
Attn: General Manager	Attn: Chief Business Officer

With a copy to:

Agilent Technologies, Inc.	Ophthotech Corporation
5301 Stevens Creek Blvd.	One Penn Center, 19th Floor
Santa Clara CA 95051	New York, NY 10119
Attn: General Counsel	Attn: General Counsel

b.              Escalated Dispute Resolution.  In the event that the Parties are unable to agree upon any disputes arising under this Agreement, including without limitation any claims of breach that may give rise to termination, the Parties’ relationship managers agree to negotiate in good faith to resolve any such disputes.  If such negotiations and meetings do not resolve the dispute within [**] days after notice of the dispute, then a senior executive from each Party will meet face to face within [**] days or as mutually agreed between them to attempt to resolve such dispute.  If the dispute is not resolved to the satisfaction of these executives within [**] days, then either Party may pursue all available legal remedies.  Notwithstanding the foregoing, either Party may seek injunctive relief with respect to any disputed matter without following the dispute resolution procedure set forth above.

c.               Exhibits.  The following Exhibits attached to this Agreement are deemed a part of this Agreement and incorporated by reference herein:

EXHIBIT A          PRODUCT

EXHIBIT B          INITIAL ORDERS

EXHIBIT C          QUALITY AGREEMENT

EXHIBIT D          MEMORANDUM OF INSURANCE

EXHIBIT E          STATEMENTS OF WORK

EXHIBIT F           LIST OF PATENTS

EXHIBIT G          CONFIDENTIALITY AGREEMENT

EXHIBIT H          PROCESS OVERVIEW

EXHIBIT I           COMMERCIAL SUPPLY AGREEMENT TERMS

EXHIBIT J           PRICING

d.              Independent Contractors.  The relationship of the Parties established under this Agreement is that of independent contractors and neither Party is a partner, employee, agent or joint venturer of or with the other.

e.               Assignment.   Except as otherwise provided in this Section 16(e), neither this Agreement nor any part hereof may be assigned or transferred by either Party, whether by operation of law or otherwise, without the other Party’s prior written consent.  Either Party shall have the right to assign this Agreement, without the other Party’s consent, in the event of a sale or transfer of the business as to which this Agreement relates, whether such sale or transfer occurs by merger, reorganization, asset and/or stock purchase, or by any other means, provided that the assignee agrees in writing to assume all of the assignor’s obligations under this Agreement.  The assigning Party shall notify the non-assigning Party in writing as soon as possible of any sale or transfer of its business.  Any assignment or purported assignment in violation hereof shall be void.  This Agreement will be binding upon and inure to the benefit of the Parties and their permitted successors and assigns.

f.                Headings; Construction; Interpretation.  Headings used herein are for convenience only and shall not in any way affect the construction of or be taken into consideration in interpreting this Agreement.  The terms of this Agreement represent the results of negotiations between the Parties and their representatives, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise.  Accordingly, the terms of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and each of the Parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement.  Any reference in this Agreement to an Article, Section, subsection, paragraph, clause or Exhibit shall be deemed to be a reference to any Article, Section, subsection, paragraph, clause or Exhibit, of or to, as the case may be, this Agreement.  Except where the context otherwise requires, (i) any definition of or reference to any agreement, instrument or other document refers to such agreement, instrument other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein); (ii) any reference to any law refers to such law as from time to time enacted, repealed or amended; (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, refer to this Agreement in its entirety and not to any particular provision hereof; (iv) the words “include,” “includes,” “including,” “exclude,” “excludes,” and “excluding,” shall be deemed to be followed by the phrase “but not limited to,” “without limitation” or words of similar import; and (v) all references in this Agreement to “days” will, unless otherwise specified herein, mean calendar days.

g.               No Third Party Beneficiaries.  No provisions of this Agreement are intended to confer or give, or will be construed to confer or give, to any person or entity other than Agilent and Customer any rights, remedies or other benefits under or by reason of this Agreement.

h.              Severability.  If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable in any respect, such determination will not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct.  To the extent that any such provision is found to be invalid, illegal or unenforceable, the Parties will negotiate in good faith to substitute for such provision, to the extent possible, a new provision that most nearly effects the Parties’ original intent in entering into this Agreement or to provide an equitable adjustment in the event no such provision can be added.  The other provisions of this Agreement will remain in full force and effect.

i.                  Hierarchy Of Documents.  Unless otherwise specifically agreed to by the Parties, in the event of any conflict between the terms of this Agreement and its Exhibits, and a Purchase Order, the order of precedence is as follows: (i) the terms of this Agreement; (ii) its Exhibits; and (iii) the terms of the accepted Purchase Order.  The Parties acknowledge and agree that the pre-printed provisions on any Purchase Order will be deemed deleted and of no effect whatsoever.

j.                 Entire Agreement.  This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior communications, representations or agreements, whether oral or written.  No modifications, amendments, or waiver of any term, condition or provision of this Agreement will be binding on either Party unless in writing and signed by an authorized representative of each Party.

k.              Governing Law.  This Agreement is made under and will be construed in accordance with the laws of New York without giving effect to that jurisdiction’s choice of law rules.  The United Nations Convention on Contracts for the International Sale of Goods will not apply to this Agreement or to transactions processed under this Agreement.

l.                  Counterparts.  This Agreement may be executed in counterparts each of which, when executed and delivered, shall be original, but all such counterparts shall constitute one and the same document.  The Parties agree that signatures transmitted via portable document format (PDF) shall be deemed originals until originals replace such copies.

APPROVED AND AGREED TO:

AGILENT TECHNOLOGIES, INC.		OPHTHOTECH CORPORATION

By:	/s/ Nelson Thune	By:	/s/ Bruce Peacock

Typed Name:	Nelson Thune	Typed Name:	Bruce Peacock

Title:	General Manager	Title:	Chief Financial and Business Officer

Date:	02 May 2014	Date:	May 2, 2014

EXHIBIT A

PRODUCT

Fovista (pegpleranib sodium, X01E)

[**].

EXHIBIT B

INITIAL ORDERS

Agilent
SOW/Document
Number	Date	Title
Q09-12-77	SEP 21, 2012	[**]
Q01-13-31	JAN 15, 2013	[**]
Q05-13-74C	JUL 18, 2013	[**]
Q08-13-110	SEP 20, 2013	[**]

OPHTHOTECH

Purchase order	PO#	001-0032.
	PO Date:	12 Oct 2012
	Phone:	[**]
	Contact:	[**]

To:	Invoice & Ship To:
Agilent Technologies, Inc.	[**]
5555 Airport Blvd, Suite #100	Ophthotech Corp.
Boulder, CO 80301	5 Vaughn Drive, Suite 106
Attn: [**]	Princeton, NJ, 08540
Tel: [**]	Tel: [**]
Fax: [**]	Fax: [**]

Invoices submitted against this PO will be paid within [**] days of receipt.

Further to Agilent Quote # Q09-12-77, please supply and deliver the goods or services below as described in the quote:

Item	Quantity	Description	Unit Price	Total Price
1	[**]	[**]	[**]	[**]
2	[**]	[**]	[**]	[**]
3	[**]	[**]	[**]	[**]
4
9
			Subtotal	$ [**]
Tax
			Total	$ [**]

1.              Please send two copies of your invoice.

2.              Enter this order in accordance with the prices, terms, delivery dates, and specifications listed above.

3.              Please notify us immediately if you are unable to ship/deliver as specified.

Authorized Signature:	/s/ Bruce Peacock	Date	12 Oct 2012

Name:	Bruce Peacock

Title:	CBO

This order is not valid unless it is signed. Please acknowledge receipt of this order.

OPHTHOTECH

Purchase order	PO#	001-0035
	PO Date:	24Jan2013
	Phone:	[**]
	Contact:	[**]

To:	Invoice & Ship To:
Agilent Technologies, Inc.	[**]
5555 Airport Blvd, Suite #100	Ophthotech Corp.
Boulder, CO 80301	5 Vaughn Drive, Suite 106
Attn: [**]	Princeton, NJ, 08540
Tel: [**]	Tel: [**]
Fax: [**]

Invoices submitted against this PO will be paid within [**] days of receipt

Per Agilent Quote #: Q01-13-31 with the following exceptions
•              Release and In-process Specifications to be finalized
•              Any credit with regard to the expedite fee from Agilent Quote Q09-12-77 to be discussed

Item	Quantity	Description	Unit Price	Total Price
1	[**]	[**]	[**]	[**]
2
3
4
5
			Subtotal	$	[**]
Tax
			Total	$	[**]

1.              Please send two copies of your invoice.

2.              Enter this order in accordance with the prices, terms, delivery dates, and specifications listed above.

3.              Please notify us immediately if you are unable to ship/deliver as specified.

Authorized Signature:	/s/ Samir Patel	Date	24 Jan13

Name:	Samir Patel

Title:	CEO

This order is not valid unless it is signed. Please acknowledge receipt of this order.

EXHIBIT C

QUALITY AGREEMENT

Quality Agreement

Use as an exhibit to service and supply agreement

Customer:	Ophthotech Corporation
One Penn Plaza
New York, NY 10119

Supplier:	Agilent Technologies, Inc.
5555 Airport Boulevard
Boulder, Colorado 80301

Product(s):	E10030 (PEGylated oligonucleotide) CSN API

Services:	Laboratory Testing
• Manufacturing Support and Finished API Release and Stability (CTX)
• Finished Drug Product Release and Stability Testing (CTL)

Version:	00

Approvals:

/s/ Nelson Thune	11/4/13
Agilent Technologies General Manager	Date

/s/ illegible	06 Nov 13
Agilent Manufacturing	Date

/s/ Celeste O’Connor	08 Nov 13
Agilent Technologies Quality Assurance	Date

/s/ Douglas Brooks	06-Nov-2013
Ophthotech Manufacturing	Date

/s/ Douglas Kollmorgen	05-Nov-2013
Ophthotech Quality Assurance	Date

Other	Date

Ophthotech: QA-AGR-0001 V00 Agilent: QA-CON-0021	CONFIDENTIAL

Sections: (aligned to May 2013 FDA DRAFT Guidance)

1.                                      Purpose and Scope

2.                                      Terms

2.1.                            (3) Definitions

2.2.                            (21) Audits and Inspections

2.3.                            (2) Roles and Communications

2.4.                            (19) Subcontracting

2.5.                            (17) Complaints, returns and recalls

2.6.                            (22) Quality Agreement Modifications

3.                                      Quality Dispute Resolution

4.                                      Responsibilities, including communication mechanisms and contacts

4.1.                            (4) General Responsibilities

4.2.                            Quality Unit Responsibilities

4.3.                            Facilities and Equipment

4.3.1.                  (12) Facility

4.4.                            Materials Management

4.4.1.                  (8) Raw Materials

4.4.2.                  (18) Reprocessing and Reworking

4.5.                            Product Specific Terms

4.5.1.                  (10) Manufacturing

4.5.2.                  (11) Qualification and Validation

4.6.                            Laboratory Controls

4.6.1.                  (15) Reference Standards

4.6.2.                  (9) Specifications and Test Methods

4.6.3.                  (14) Samples

4.6.4.                  (16) Stability

4.6.5.                  (13) Packaging, Labeling, Testing and Release of GMP API

4.7.                            Documentation

4.7.1.                  (7) Documentation

4.7.2.                  (20) Regulatory Submission

5.                                      Change Control and Revisions

5.1.                            (5) Change Management

5.2.                            (6) Deviation Handling and OOS Investigation

6.                                      (23) Attachments

6.1.                            Contact Information

1.                                      Purpose and Scope

1.1.                            This Quality Agreement (“Agreement”) for the clinical and commercial stage manufacturing of Active Pharmaceutical Ingredients (API), and testing of API and Drug Product under Good Manufacturing Practice (GMP) is being executed by and between:

•                  Ophthotech Corporation hereafter referred to as “Ophthotech”.

•                  And, Agilent Technologies, Inc. hereafter referred to as “Agilent”.

1.2.                            Agilent and Ophthotech are parties to Manufacturing and Supply Agreements as set forth in Attachment 2 (the “Supply Agreements”), pursuant to which Agilent is to supply Ophthotech API and perform certain Manufacturing and Laboratory Services with respect to API and Drug Product. This Agreement will become effective as of the date of the last signatory herein.

1.3.                            Agilent shall operate in accordance with GMP for manufacturing of GMP APIs and the performance of Manufacturing and Laboratory Services and such other applicable regulatory requirements as described in this Agreement and the applicable Supply Agreement.  The purpose of this Agreement is to clearly define the roles and responsibilities of Agilent and Ophthotech with regard to quality and GMP compliance issues concerning the production of GMP API molecules and the performance of certain Manufacturing and Laboratory Services, including testing of API and Drug Product.

1.4.                            The scope of this Agreement includes GMP and quality compliance associated with the clinical and commercial stage manufacturing of GMP API molecules and the performance of certain Manufacturing and Laboratory Services, including testing of API and Drug Product.

2.                                      Terms

2.1.                            (3) Definitions

2.1.1.                  Analytical (Test) Methods — Methods used for analytical testing, including Standard Test Methods and Compendial Methods.

2.1.2.                  Active Pharmaceutical Ingredient (API),—Any substance or mixture of substances intended to be used in the manufacture of a drug (medicinal) product and that, when used in the production of a drug, becomes an active ingredient of the Drug Product as defined in ICH Q 7.  Such substances are intended to furnish pharmacological activity or other direct effect on the diagnosis, cure mitigation, treatment, or prevention of disease or to affect the structure and function of the body.

2.1.3.                  Approval — The term “Approval” is defined as concurrence between Ophthotech and Agilent, as evidenced in writing and signed by both companies’ Authorized Quality Representatives. In certain cases, Approvals may be obtained electronically or verbally, followed by a written confirmation.

2.1.4.                  Authorized Quality Assurance Representative — An individual named within this Agreement with the authority to resolve any disputes or conflicts relating to this Agreement in a timely and equitable manner and in compliance with all applicable quality and regulatory requirements.

2.1.5.                  Batch — A specific quantity of material produced in a process or series of processes that is expected to be homogeneous, within specified limits, and that is produced by Agilent in the same cycle of manufacture as defined by the applicable batch record and which shall be packaged and released with a single release and lot number.

2.1.6.                  Batch Packet — Relevant documentation to be transferred by Agilent to Ophthotech to support the release of a Batch. This packet includes, but is not limited to, copies of:

2.1.6.1.                  Executed Batch Records

2.1.6.2.                  all Deviations, including proposed CAPA’s where appropriate, associated with the manufactured API

2.1.6.3.                  OOS investigations associated with analysis of the API

2.1.6.4.                  In-process results

2.1.6.5.                  Certificate of Analysis (COA)

2.1.6.6.                  Certificate of Compliance (COC)

2.1.6.7.                  QA disposition

2.1.7.                  Batch Production Record — An accurate reproduction of a Master Batch Record used as instruction for and documentation of production activities.

2.1.8.                  CAPA-Corrective action, preventative action.

2.1.9.                  Certificate of Analysis (COA) — A document, signed by an authorized representative of Agilent, describing (i) the Specification; (ii) the testing methods applied to the API in order to verify compliance with the Specification, and (iii) the results thereof.

2.1.10.           Certificate of Compliance (COC) — A document, signed by an authorized quality assurance representative of Agilent, attesting that a particular Batch was manufactured in accordance with cGMP, and the Specification.  The Certificate of Compliance may be included within the Certificate of Analysis, or separately, if required by Ophthotech.

2.1.11.           cGMP or GMP — Current Good Manufacturing Practices pursuant to (i) the U.S. Federal Food, Drug, and Cosmetic Act as amended (21 USC 301 et seq.), (ii) relevant U.S. regulations found in Title 21 of the U.S. Code of Federal Regulations (including but not limited to Parts 11, 210, 211, 600 and 610), (iii) Commission Directive 2003/94/EEC of 08 October 2003, (iv) the EC Guide to Good Manufacturing Practice for Medicinal Licensed Products, including respective guidance documents; (v) any comparable laws, rules or regulations of other jurisdictions as mutually agreed to by Ophthotech and Agilent, as each may be amended from time to time; and (vi) the relevant current International Conference on Harmonization (ICH) guidance documents, including the ICH Guidance Q7 Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients and ICH Guidance Q11

2.1.12.           Controlled Documents - Paper or electronic documents that are part of the quality system and contain data/information required by cGMPs. These documents may also be referred to as GMP documents. Such documents must be initiated and revised through document control and/or change control procedures. Examples of controlled documents are: SOPs, analytical test methods, specifications, batch records, validation protocols, forms, etc.

2.1.13.           Critical Raw Material — A material (starting materials, reagents and solvents) whose intended use is in the production of intermediates or APIs and whose attributes must be controlled within predetermined criteria to ensure that the API meets its specification.

2.1.14.           Deviation —  A departure from written standard where any of the following is true:  requires investigation and root cause analysis, has the potential for product, process, or equipment impact, requires CAPA for prevention of future recurrence, requires a Change Control, or presents a potential non-conformance with a regulatory filing, specification, or validated parameter, or requires customer notification.

2.1.15.           Disposition — The action of assigning a status of release, quarantine, reject etc. to a material.

2.1.16.           Drug Product — The dosage form in the final immediate packaging intended for human clinical or commercial use.

2.1.17.           Executed Batch Record — A completed Batch Production Record.

2.1.18.           Intermediate- A material produced during steps of the processing of an API that undergoes further molecular change or purification before it becomes an API. Intermediates may or may not be isolated.

2.1.19.           Master Batch Record (MBR) — The document that defines the manufacturing methods, materials, and other procedures, directions and controls associated with the manufacture and testing of the API.

2.1.20.           Out-of-Specification (OOS) — A result derived from testing that is valid but does not comply with the established specification.  In this case, “result” is defined as the final reportable value as determined according to the test method.  Such a reportable value may be comprised of multiple individual determinations (i.e., replicates) as per the test method.  Only reportable values are compared to specifications; therefore only a reportable value may constitute an OOS.

2.1.21.           Product — Any a) API, or (b) Drug Product comprised of API, or (c) intermediate(s) of (a) or (b), in each case as specified in the applicable Scope.

2.1.22.           Qualified Supplier — A supplier who has met minimum approval standards and been qualified by Agilent, to provide required items or services that may impact API quality.

2.1.23.           Raw Material — A general term used to denote starting materials, reagents, and solvents intended for use in the production of intermediates or APIs.

2.1.24.           Regulatory Authority-means any competent authority of the US, Europe, Japan, or other regulated region which regulates the manufacture of the API in accordance with ICH guidelines.

2.1.25.           Significant Change — Any change that: has the potential to (a) impact the quality, safety, identity, strength, efficacy, potency or purity of the API; (b) impact the regulatory commitments and/or reporting requirements of the API; (c) require re-qualification or re-validation of the process, methods, reference standards approved by Ophthotech; and/or (d) result in changing or modifying Ophthotech’s approved Specifications, test methods or any document approved by Ophthotech.

2.1.26.           Significant Deviation — A deviation that has been shown to adversely impact final API, stability study, drug product or a critical raw material.

2.1.27.           Specification — The Specification for the Product as set forth in the Statement of Work, which Specification may be amended from time to time in accordance with this agreement.

2.1.28.           Subcontractor - Any manufacturer, packager, or other API support service provider who performs processing, packaging, or testing of an API or any intermediate step of manufacture, or other API support service on behalf of Agilent.

2.2.                            (21) Audit and Inspections

2.2.1.                  Agilent agrees to allow the FDA and any other Regulatory Authority to conduct any inspection related to the manufacture of the API which the FDA or such Regulatory Authority requires and Agilent agrees to reasonably cooperate with the FDA or such Regulatory Authority in connection with such inspection. Agilent agrees to promptly notify Ophthotech of any inspections or actions by a Regulatory Authority which could potentially impact the production or distribution of the GMP API; provided that Agilent shall provide notice to Ophthotech of any such inspection or action that relates to the API or Product testing within [**] hours.  Ophthotech may be present during any regulatory inspections involving their Product.  Agilent agrees to provide Ophthotech (i) copies of any report issued and notice of any regulatory actions resulting from such inspections within [**] business days of any written action from such Regulatory Authority and (ii) within [**] days after Agilent’s receipt of such regulatory action, a plan to make corrective actions to remedy such regulatory action (which plan Agilent shall promptly implement and diligently pursue).

2.2.2.                  Ophthotech reserves the right to conduct compliance audits of Agilent’s records and relevant areas of the Agilent facility that are involved in the production, testing, or storage of the API and Intermediates. Agilent requires a minimum of [**] business day notice for compliance audits. During audits, Agilent shall provide Ophthotech with all relevant documentation for the sole purpose of assuring API quality and compliance with agreed-upon manufacturing procedures.

2.2.3.                  Ophthotech is entitled to one routine on-site GMP audit per [**] period provided active manufacturing occurs during this period. A request for audit due to a specific issue (‘for-cause’ audit) may be conducted at any time with a minimum of a [**] business day notice and must be focused only on the subject of the ‘for-cause’ audit.

2.2.4.                  During an audit by Ophthotech, any non-conformances will be noted and documented in a report issued by Ophthotech within ([**] business days. Agilent will formally respond in writing within [**] business days following receipt of the report [**].

2.2.5.                  Ophthotech reserves the right, at Ophthotech’s expense, to conduct PAI readiness and mock audit exercises at Agilent.

2.3.                            (2) Roles and Communication

2.3.1.                  Ophthotech and Agilent will each appoint a Primary Contact for communications between the two parties and who will jointly be responsible for the coordination and management of the project, including communication of quality and regulatory matters pursuant to this Agreement.

2.3.2.                  Both primary contacts will be included on all communications between Agilent and Ophthotech.  For verbal communications regarding quality and regulatory matters, the initiating party will summarize the discussion in a written record, which will then be distributed by the respective primary contact.

2.3.3.                  Ophthotech and Agilent will each appoint an Authorized Quality Assurance (QA) Representative who will serve as the primary contact for quality related notifications between the two parties.

2.3.4.                  Responsible personnel are identified in Attachment 23.1.  Either party may change its Project Manager or Authorized Quality Assurance Representative by providing the other party written notice and Attachment 23.1 shall be updated to reflect any such change(s).

2.4.                            (19) Subcontracting

2.4.1.                  Agilent shall use approved subcontractors according to internal procedures.  Agilent will not subcontract any activities related to the GMP manufacturing or testing using non-approved subcontractors of API without prior approval of Ophthotech.

2.4.2.                  Agilent shall ensure that any quality impacting changes proposed at a subcontractor site utilized for Ophthotech testing are assessed and Ophthotech notified prior to the change being made.

2.5.                            (17) Complaints, Returns, and Recalls

2.5.1.                  Customer Complaints - Agilent agrees to maintain appropriate systems for documenting and investigating any customer complaints associated with the GMP API.  Agilent will assist Ophthotech with investigational work to resolve the complaint. Agilent will respond within one business day for any serious or patient safety related API complaints. In the case of an emergency Agilent will rely upon site procedures to respond.

2.5.2.                  GMP API Returns — Agilent will maintain records for returned products including batch number, quantity and reason.

2.5.3.                  Recalls — Ophthotech will be responsible for the recall of any marketed Drug Products. Agilent is responsible for notifying

Ophthotech of any GMP API that is the subject of a recall.  During a Product recall, withdrawal, or field correction, Agilent shall keep accurate drug accountability and distribution records, fully cooperate with Ophthotech in notifying customers, and conducting the necessary recall and investigational activities.  Agilent shall provide assistance in the investigation reasonably required to determine the cause and extent of the problem necessitating the recall.

2.6.                            (22) Quality Agreement Revisions

2.6.1.                  Any revision to this Quality Agreement or any related attachments must be approved in advance by both parties. Revisions will be documented as written addendums that are attached to the original Quality Agreement.  Each addendum will minimally be approved by the Primary Contact and the Quality Assurance representatives from both companies.

2.6.2.                  The Quality Agreement shall be updated and will minimally be approved by the Primary contact and the Quality Assurance representatives from both companies at the initiation of Ophthotech every [**] years.

3.                                      Quality Dispute Resolution

3.1.                            In the event of a dispute as to whether (i) the Product has a Latent Defect or (ii) the Product was not in Good Condition at the time of delivery, the parties shall follow the dispute resolution procedure set forth the applicable Supply Agreement.  In the unlikely event a dispute arises regarding any other issue affecting product quality that cannot be resolved, the parties agree to resolve the dispute in the following manner.

3.1.1.                  The parties agree to establish the basis of the dispute in writing within [**] days of the origin of the dispute.

3.1.2.                  The parties agree to the description content and detail of the dispute by signing and dating the dispute description document.

3.1.3.                  The document is escalated to the next higher comparable level in both organizations wherein parties from both companies are tasked with resolving the dispute as written.

3.1.4.                  In the event the escalation does not resolve the dispute the parties agree to follow the dispute resolution procedure set forth for Escalated Dispute Resolutionin the applicable Supply Agreement.

4.                                      Responsibilities, including communication mechanisms and contacts

4.1.                            (4) General Responsibilities

4.1.1.                  Agilent agrees to manufacture, test, and deliver the GMP API in accordance with cGMP and other applicable compliance standards.

4.1.2.                  Agilent agrees to test and perform stability studies on either API or Drug Product as denoted in applicable Statements of Work.

4.1.3.                  Agilent agrees to maintain and operate under a quality system consistent with US and EU cGMP, including maintaining standard operating procedures (“SOPs”), training and root cause analysis and corrective & preventive actions.

4.1.4.                  Agilent agrees to ensure that personnel involved in the manufacture, testing and disposition of the GMP API have the education, training and experience, or any combination thereof, to enable those persons to perform their assigned responsibilities. Training extends to the particular operations that the employee performs and to the applicable GMP’s as they relate to API and Drug Product and the employee’s functions. Training records shall be maintained by Agilent as required by GMP and made readily available for the personnel working on API and Drug Product. All training relative to a specific task will be completed prior to the initiation of the task. Training will be conducted with sufficient frequency to assure familiarity with requirements applicable to the position and function.  Agilent will ensure that any necessary GMP or technical training has been performed and is documented.

4.2.                            Quality Unit Responsibilities

4.2.1.                  The quality unit shall have the responsibility and authority to approve or reject all components, drug product containers, closures, in-process materials, packaging material, labeling, and drug products, and the authority to review production records to assure that no errors have occurred or, if errors have occurred, that they have been fully investigated. The responsibilities and procedures applicable to the quality unit shall be in writing; and the written procedures shall be followed.

4.2.2.                  The quality unit shall be responsible to assure adequate testing facilities are available and utilized for the testing of raw materials, components, API containers, closures, packaging materials, in-process materials, and drug products.

4.2.3.                  The quality unit shall have the responsibility for approving or rejecting all procedures or specifications impacting on the identity, strength, quality, and purity of the drug product.

4.3.                            (12) Facilities and Equipment

4.3.1.                  Agilent will manufacture the Ophthotech API only at the Agilent facility located at 5555 Airport Blvd. Boulder, CO 80301. (“Facility”)

4.3.2.                  All critical measuring and monitoring devices used in processing equipment will be calibrated according to a pre-determined documented schedule. As appropriate, calibrations will be conducted using standards that are traceable to NIST or an appropriate, traceable standard.

4.3.3.                  All GMP manufacturing operations will occur in equipment and facilities that are fully qualified per the Agilent Validation Master Plan and are subject to formal maintenance, calibration, and cleaning procedures.

4.3.4.                  The facility will be maintained according to procedure to ensure a state of compliance and maintain a validated state relative to the manufacturing of GMP APIs and in the performance of Manufacturing and Laboratory Services.

4.3.5.                  Any proposed change in the facility that has the potential to impact the quality of the Ophthotech API will be communicated to Ophthotech prior to the change being made.

4.4.                            Materials Management

4.4.1.                  (8) Raw Materials

4.4.1.1.                                It is the responsibility of Agilent to handle procurement, delivery, inspection, testing and storage of raw materials (including components) that are used to produce the GMP API except as specified in 4.4.1.6.  Materials will be tested and/ or examined against approved specifications.

4.4.1.2.                                Materials of animal origin will be certified BSE/TSE free as per Agilent internal procedures.

4.4.1.3.                                All Critical Raw Material suppliers will be qualified as appropriate to the stage of development and the regulatory status of the GMP API as per Agilent internal procedures. Agilent will select suppliers for non-critical raw materials and components in accordance with the use and after assessment by Agilent Quality.

4.4.1.4.                                The testing procedures for the Critical Raw Materials will be performed per compendial methods or other test methods developed by Agilent if a compendial testing is not available or applicable.

4.4.1.5.                                Agilent shall use only those suppliers of Critical Raw Materials that have been approved by Agilent. If Ophthotech requests a specific supplier that is not a current Agilent qualified supplier, Agilent and Ophthotech will work together to qualify that supplier.

4.4.1.6.                                Except as otherwise agreed to by the Parties in writing, if Ophthotech supplies material to Agilent for API manufacture, it is Ophthotech’s responsibility to qualify that supplier and provide qualification documentation to Agilent, including BSE/TSE certification and such qualification and audit records as agreed to by the Parties.

4.4.1.7.                                Agilent will maintain a Supplier Qualification program that may be assessed by Ophthotech during a quality audit.

4.4.1.8.                                Agilent will maintain samples of Critical Raw Materials, API and finished Drug Product in accordance with ICHQ7. All materials shall be handled and stored in accordance with the approved specifications.

4.4.1.9.                                Under no circumstances shall any materials which may present a potential hazard to the raw materials utilized in API be stored in the Facility, or in proximity to the area where raw materials utilized in API are maintained. If such materials are stored in the Facility, the Parties must agree to their separation and segregation.

4.4.2.                  (18) Reprocessing and Reworking

4.4.2.1.                                If either Ophthotech or Agilent determines that reprocessing or reworking of the GMP API is necessary due to OOS, manufacturing deviation, unmet Specifications, or otherwise, the procedure will be documented and approved by Agilent Chemical Development, Agilent Manufacturing, Agilent QA  and Ophthotech QA, provided that Agilent shall not reprocess or rework the GMP API without the prior written consent of Ophthotech.

4.5.                            Product Specific Terms

4.5.1.                  (10) Manufacturing

4.5.1.1.                                Master Batch Record (MBR) - GMP APIs will be manufactured in accordance with written MBRs that have been drafted by Agilent and approved by Ophthotech.  MBRs will be reviewed and approved by the Agilent QA department prior to use.  Executed Batch Records will be reviewed and approved by the Agilent QA department prior to disposition to Ophthotech.

4.5.1.2.                                Waste Handling — Any waste generated by the process will be disposed of according to Agilent procedures and in a secure and legal manner which prevents unauthorized use and/or environmental compliance problems.

4.5.2.                  (11) Qualification and Validation

4.5.2.1.                                Agilent will be responsible for the qualification and validation of manufacturing and testing equipment and processes, as mutually defined by Agilent and Ophthotech.

4.5.2.2.                                Agilent will perform qualification and/or validation, when applicable, of any analytical test methods as required by Ophthotech. Agilent will be responsible for generating protocols to qualify/validate the test methods which will be reviewed and approved by both Agilent and Ophthotech, if required.  Agilent will provide a final report to Ophthotech for method transfer, qualification, and/or validation.

4.5.2.3.                                Agilent will not make a Significant Change to any Ophthotech specific test method without prior approval from Ophthotech. Compendial updates to methods are acceptable and will not require Ophthotech pre-approval. Ophthotech will be notified of changes to generic methods (other than compendial methods) used for the Ophthotech process and copies provided on request.

4.5.2.4.                                Ophthotech is responsible for providing Agilent with sufficient quantities of an appropriately qualified API reference standard along with a reference standard qualification certificate or appropriately tested reference material. Agilent can also be requested to prepare an API reference standard as described in section 4.6.1.2

4.6.                            Laboratory Controls

4.6.1.                  (15) Reference Standards/ Materials

4.6.1.1.                                Any reference standards / materials that are supplied by Ophthotech or obtained from an official source will be stored and used in accordance with established Agilent procedures and any written instructions provided by Ophthotech.

4.6.1.2.                                Any reference standards/ materials produced in-house at Agilent for Ophthotech will be appropriately documented and tested to ensure appropriate characterization of the material.

4.6.1.3.                                (Copy of foregoing section) Ophthotech is responsible for providing Agilent with sufficient quantities of an appropriately qualified API reference standard along with a reference standard qualification certificate or appropriately tested reference material. Agilent can also be requested to prepare an API reference standard as described in section 4.6.1.2

4.6.2.                  (9) Specifications and Test Methods

4.6.2.1.                                Agilent will follow written quality system procedures for the identification, quarantine, handling, sampling, testing and approval or rejection of materials. Agilent will perform testing per established methods/procedures and review results against the Specifications.  Changes to these methods and procedures will be consistent with the Change Management section of this Agreement.  Deviations to the test methods and procedures and OOS results will be handled in a manner consistent with the Deviation and OOS sections of this agreement.

4.6.2.2.                                Critical Raw Materials — Agilent will make recommendations for any change in Critical Raw Material Specifications and test methods as necessary to assure quality and compliance. The establishment of formal Critical Raw Material Specifications and test methods will occur per Agilent’s internal procedures.

4.6.2.3.                                In-Process — Ophthotech and Agilent will agree on in-process Specifications and test methods used during development.    The establishment of in-process Specifications and test methods for validation and commercial manufacturing will occur per Agilent’s internal procedures and shall be subject to approval by Ophthotech.

4.6.2.4.                                Analytical Data Reporting Requirements - Copies of all analytical QC raw data (including chromatograms) and reports generated by Agilent will be provided to Ophthotech with the Batch Packet for in-process and final API analysis following manufacture.  Copies of data related to method transfer or validation will be available for on-site review by Ophthotech and provided to Ophthotech as required.

4.6.3.                  (14) Samples / Reserve

4.6.3.1.                                Raw Materials — Agilent agrees to sample and retain sufficient amounts and stored under controlled conditions, of all materials used in processing and testing, except water, compressed gasses and any highly volatile compounds and compounds that are not stable. In addition to the above, it is the responsibility of Agilent to retain Critical Raw Material samples with appropriate labeling, storage and duration according to Agilent procedures.

4.6.3.2.                                In-Process — Agilent will retain in-process samples until the Batch has been approved for release or as requested by Ophthotech in writing.

4.6.3.3.                                Final GMP API - Agilent will obtain retain samples of the final GMP API in accordance as requested by Opthotech in writing, but at a minimum, in sufficient amount to comply with ICH Q7 guidance for API sample retains.  These retention samples will be packaged and stored in accordance with ICH Q7 and the Agilent specification. Agilent will notify Ophthotech prior to disposing of retain samples as per Agilent internal procedures.

4.6.4.                  (16) Stability

4.6.4.1.                                Stability testing, both accelerated and long-term, will be conducted as contracted by Ophthotech. Ophthotech will be responsible for determining appropriate retest/expiry dates, storage conditions, and packaging materials.

4.6.4.2.                                Stability testing will be conducted under protocols written by Agilent and approved by Ophthotech and Agilent QA prior to commencement of the stability study.

4.6.4.3.                                Both parties agree to inform the other of the results of any stability testing for which they are responsible. This includes notification of any stability results that are deemed OOS or out-of-trend per established specifications and/ or Agilent internal procedures per section 5.2 of this agreement.

4.6.5.                  (13) Packaging, Labeling, Testing and Release of GMP API

4.6.5.1.                                The final packaging, labeling, and testing of each GMP API Batch will be conducted in accordance with written procedures, and with packaging and labeling requirements and test specifications provided by Ophthotech.

4.6.5.2.                                Each batch will be internally released by the Agilent QA department as per established internal procedures which will include a review of associated batch records and analytical data.

4.6.5.3.                                A Certificate of Analysis (COA) will be issued by Agilent for each Batch of API confirming that the API has been tested in accordance with the Specification using approved methods. The COA will contain results for all API analyses that have a Specification. Agilent will provide an Analytical Data Report Form for any additional analyses not listed on the Specification.

4.6.5.4.                                A Certificate of Compliance (COC) will be issued by Agilent for each Batch of API confirming that the API has been manufactured, packaged and tested in full compliance with GMP, ICH Q7 and local Regulatory requirements. The COC will attest to the accuracy of the manufacturing records and provide limited detail on the occurrence and resolution of deviations that may have occurred during Batch processing and testing. BSE/TSE certification for any animal derived raw materials, packaging components and processing aids is also provided.

4.6.5.5.                                Final release authority for shipment of each Batch of GMP API to Ophthotech will reside with Agilent’s QA department.

4.7.                            Documentation

4.7.1.                  (7) Documentation

4.7.2.                  The Agilent Primary Contact will provide and receive all controlled documents to and from the Ophthotech Primary Contact.

4.7.3.                  Agilent will generate any internal Controlled Documents necessary to support GMP API production and will be responsible for the retention and storage of all Batch Packet documentation in a secure QA archive according to Agilent’s record retention policy. Ophthotech shall be notified prior to destruction of any Controlled Documents supporting a batch production record and have the option of making arrangements for continued retention or the return of such documents to Ophthotech.

4.7.4.                  A Certificate of Analysis (COA), Certificate of Compliance (COC), BSE/ TSE Certification, and Material Safety Data Sheet or Safety Data Sheet (MSDS/SDS) will be provided by Agilent with every GMP API shipment.  Copies of completed Batch Packets documents will be provided to Ophthotech as defined in Section (2).

4.7.5.                  Controlled Documents specific to the manufacture of E10030 will be reviewed and approved by Ophthotech prior to Agilent making the documents effective.

4.8.                            (20) Regulatory Interactions and Submissions

4.8.1.                  Regulatory Contacts. Unless otherwise required by applicable law, Ophthotech will be solely responsible for all contacts and communications with any regulatory authorities with respect to matters relating to the API or any of the Manufacturing and Laboratory Services under a Statement of Work. Agilent will notify Ophthotech immediately, and in no event later than [**] days, after Agilent receives any contact or communication from any regulatory authority relating in any way to the API or Product testing or the Manufacturing and Laboratory Services under a Statement of Work and will provide Ophthotech with copies of any such communication within [**] of receipt of such communication by Agilent.  Agilent will consult with Ophthotech regarding the response to any inquiry or observation from any regulatory authority relating in any way to the API or Product testing or the Manufacturing and Laboratory Services under a Statement of Work and will allow Ophthotech at Opthotech’s discretion to participate in any further contacts or communications relating to such Services.  Agilent will comply with all reasonable requests and take into consideration all comments by Ophthotech with respect to all contacts and communications with any regulatory authority relating in any way to the API the Manufacturing and Laboratory Services under a Statement of Work.

4.8.2.                  Submissions. Agilent will provide to Ophthotech at Ophthotech’s expense, input, data and written content regarding the manufacturing and controls for the API as may be required for regulatory submissions. As the drug sponsor, it is the responsibility of Ophthotech to provide an appropriate template and specific content requests to Agilent.

5.                                      Change Control and Revisions

5.1.                            (5) Change Management

5.1.1.                  Agilent will utilize a documented change control system as defined by internal procedures to control changes to raw materials, packaging materials, suppliers, equipment, manufacturing procedures, material specifications, facilities, sampling procedures, analytical methods, a process or method validated state or standard operating procedures.

5.1.2.                  Any Significant Change or other change  proposed by Agilent to the MBR, Facility, Utilities, Equipment, Specifications and/or SOPs, including but not limited to the manufacturing process, materials and/or analytical methods which may affect the quality or performance of the API over its shelf-life,  acceptance criteria not met for post-validation batches or affect commitments made in regulatory filings (a) shall be made only as permissible under the applicable Supply Agreement and this Quality Agreement; and (b) must be approved by Ophthotech, in writing, prior to implementation for routine production or release of any affected batch.

5.1.3.                  Ophthotech will use reasonable efforts to respond to any written request for change from Agilent within [**] business days. If the change request is part of an initiated manufacturing campaign, Ophthotech will use reasonable efforts to respond within [**]. No Significant Change shall be implemented by Agilent without the prior written approval of Ophthotech.

5.1.4.                  Ophthotech initiated requests for changes shall be communicated to Agilent’s Quality management in writing using Ophthotech’s change control documentation.  Agilent will use reasonable efforts to respond to any written request for change from Ophthotech within [**] business days.  Such Ophthotech requested changes shall, upon mutual agreement of the Parties, be implemented by Agilent using Agilent’s current approved change management procedures. Agilent shall not unreasonably withhold, condition or delay its approval of any such change and any such changes required in order to comply with applicable laws, rules or regulations shall not require such approval, without reasonable justification.

5.2.                            (6) Deviation Handling and OOS Investigations

5.2.1.                  Any deviations from approved manufacturing, testing, or storage procedures that occur in the course of batch production will be managed according to Agilent’s internal procedures for deviation handling, and the extent of investigation will be determined by Agilent and shall be commensurate with the severity of the deviation and the potential API quality impact. Agilent must notify Ophthotech within [**] business days from the observation of Deviations ([**] with respect to Significant Deviations).  All deviations will be investigated and fully documented by Agilent. This documentation will be retained as part of the batch documentation for the batch affected. When deemed necessary, Ophthotech reserves the right to request additional or more in-depth investigation of the Deviation by Agilent.  Ophthotech prior approval shall be obtained in writing for any planned Significant Deviation. Agilent shall not release any Batch which includes a Deviation.

5.2.2.                  All deviations will be assessed for potential API quality impact according to Agilent internal procedures and will be fully documented by Agilent. Investigations will include appropriate justification, scientific rationale and supporting data.

5.2.3.                  Agilent will notify Ophthotech of confirmed OOS results within [**] business day of notification to Agilent QA that the OOS has occurred. Agilent will perform the OOS investigation as per Agilent internal procedures. Agilent shall provide Ophthotech written notice of any changes to its SOPs or other internal procedures relating to OOS investigations and shall, upon Ophthotech’s request, make such changed procedures available for Ophthotech review

6.                                      (23) Attachments

6.1.                            Contact Information

6.1.1       ATTACHMENT 1 — CONTACT INFORMATION

Ophthotech Mailing Address:

Ophthotech Corporation

One Penn Plaza, 35th Floor

New York, New York 10119

Ophthotech Contact Information

Name	Title	Phone	E-Mail
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]

Agilent Technologies Mailing Address

Agilent Technologies, Incorporated

5555 Airport Blvd.

Boulder, CO  80301

Agilent Technologies Contact Information

Name	Title	Phone	E-Mail
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]

6.2.                            Attachment 2

6.2.1.                  Manufacturing and Supply Agreements to be added as they are agreed

EXHIBIT D

MEMORANDUM OF INSURANCE

MEMORANDUM OF INSURANCE

MEMORANDUM OF INSURANCE	DATE 10-Apr-2014

This Memorandum is issued as a matter of information only to authorized viewers for their internal use only and confers no rights upon any viewer of this Memorandum. This Memorandum does not amend, extend or alter the coverage described below. This Memorandum may only be copied, printed and distributed within an authorized viewer and may only be used and viewed by an authorized viewer for its internal use. Any other use, duplication or distribution of this Memorandum without the consent of [**] is prohibited. “Authorized viewer” shall mean an entity or person which is authorized by the insured named herein to access this Memorandum via [**]. The information contained herein is as of the date referred to above. [**] shall be under no obligation to update such information.

PRODUCER [**]	COMPANIES AFFORDING COVERAGE Co A [**]

INSURED	Co B
Agilent Technologies, Inc. 5301 Stevens Creek Blvd.	Co C
M/S 1B-08, Santa Clara California 95051 United States	Co D

COVERAGES

THE POLICIES OF INSURANCE LISTED BELOW HAVE BEEN ISSUED TO THE INSURED NAMED ABOVE FOR THE POLICY PERIOD INDICATED. NOTWITHSTANDING ANY REQUIREMENT, TERM OR CONDITION OF ANY CONTRACT OR OTHER DOCUMENT WITH RESPECT TO WHICH THIS MEMORANDUM MAY BE ISSUED OR MAY PERTAIN, THE INSURANCE AFFORDED BY THE POLICIES DESCRIBED HEREIN IS SUBJECT TO ALL THE TERMS, EXCLUSIONS AND CONDITIONS OF SUCH POLICIES. LIMITS SHOWN MAY HAVE BEEN REDUCED BY PAID CLAIMS.

CO LTR	TYPE OF INSURANCE	POLICY NUMBER	POLICY EFFECTIVE DATE	POLICY EXPIRATION DATE	LIMITS LIMITS IN USD UNLESS OTHERWISE INDICATED

A	GENERAL	[**]	[**]	[**]	GENERAL AGGREGATE
	LIABILITY				PRODUCTS - COMP/OP AGG	[**]
	Commercial				PERSONAL AND ADV INJURY	[**]
	General				EACH OCCURRENCE	[**]
	Liability				FIRE DAMAGE (ANY ONE FIRE)	[**]
	Occurrence				MED EXP (ANY ONE PERSON)	[**]

A	AUTOMOBILE	[**]	[**]	[**]	COMBINED SINGLE LIMIT	[**]
	LIABILITY				BODILY INJURY (PER PERSON)
	Any Auto				BODILY INJURY (PER ACCIDENT)
PROPERTY DAMAGE

	EXCESS				EACH OCCURRENCE
	LIABILITY				AGGREGATE

	GARAGE				AUTO ONLY (PER ACCIDENT)
	LIABILITY				OTHER THAN AUTO ONLY:
EACH ACCIDENT
AGGREGATE

A	WORKERS	[**]	[**]	[**]

COMPENSATION	WORKERS COMP LIMITS	Statutory
/ EMPLOYERS	EL EACH ACCIDENT	[**]
LIABILITY	EL DISEASE - POLICY LIMIT	[**]
THE PROPRIETOR /	EL DISEASE - EACH EMPLOYEE	[**]
PARTNERS / EXECUTIVE OFFICERS ARE Included

The Memorandum of Insurance serves solely to list insurance policies, limits and dates of coverage. Any modifications here to are not authorized.

MEMORANDUM OF INSURANCE	DATE 10-Apr-2014

This Memorandum is issued as a matter of information only to authorized viewers for their internal use only and confers no rights upon any viewer of this Memorandum. This Memorandum does not amend, extend or alter the coverage described below. This Memorandum may only be copied, printed and distributed within an authorized viewer and may only be used and viewed by an authorized viewer for its internal use. Any other use, duplication or distribution of this Memorandum without the consent of [**] is prohibited. “Authorized viewer” shall mean an entity or person which is authorized by the insured named herein to access this Memorandum via [**] The information contained herein is as of the date referred to above. [**] shall be under no obligation to update such information.

PRODUCER [**]	INSURED Agilent Technologies, Inc. 5301 Stevens Creek Blvd. M/S 1B-08, Santa Clara California 95051 United States

ADDITIONAL INFORMATION

Work Comp/Employers Liability

<br /> All states coverage except [**]

<br /> Work Comp excludes: [**]

The Memorandum of Insurance Serves solely to list insurance policies, limits and dates of coverage. Any modifications hereto are not authorized.

EXHIBIT E

STATEMENTS OF WORK

Agilent
SOW/Document
Number	Date	Title
Q07-08-56	JUL 9, 2008	[**]
Q01-10-19B	JAN 22, 2010	[**]
Q02-10-23B	MAR 1, 2010	[**]
Q03-10-37	APR 7, 2010	[**]
Q04-11-58B	JUN 24, 2011	[**]
Q07-11-82	JUL 29, 2011	[**]
Q09-11-106	OCT 6, 2011	[**]
Q04-12-30	APR 19, 2012	[**]
Q07-12-49	JUN 24, 2012	[**]
Q08-11-92C	SEP 18, 2012	[**]
Q03-13-52B	MAY 17, 2013	[**]
Q03-13-55	MAR 21, 2013	[**]
Q12-12-24C	MAR 21, 2013	[**]
Q02-13-39	APR 2, 2013	[**]
Q11-12-12D	APR 29, 2013	[**]
Q08-13-99	AUG 13, 2013	[**]
Q08-13-109	AUG 23, 2013	[**]
Q08-13-101	SEP 11, 2013	[**]
Q08-13-116	SEP 30, 2013	[**]
Q12-13-15B	Jan 14, 2014	[**]
Q11-13-05B	Jan 27, 2014	[**]
Q01-14-26	Feb 11, 2014	[**]
Q02-14-34	Feb 12, 2014	[**]
Q01-14-23D	Feb 18, 2014	[**]

EXHIBIT F

LIST OF PATENTS

Pursuant to Section 9.6.1 of the Agreement, the following Patents that cover the Process are [**]

[**]

Country/Treaty	Patent/Application #	Title	Filing Date
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]

[**]

Country/Treaty	Patent/Application #	Title	Filing Date
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]

EXHIBIT G

CONFIDENTIALITY AGREEMENT

CONFIDENTIALITY AGREEMENT

This Agreement dated 22 March, 2011 (the “Effective Date”), between Ophthotech Corporation, a Delaware corporation (“Ophthotech”) with offices at 5 Vaughn Drive, Suite 106, Princeton, New Jersey, 08540, and Agilent Technologies , a Delaware corporation (“Agilent”) with office at 5555 Airport Blvd # 100, Boulder, CO 80301-2648

1.                                      Background.  Ophthotech and Agilent (hereinafter collectively referred to as the “Parties”, respectively as the “Party”) intend to engage in discussions relating to the development, manufacture, and testing of Ophthotech Drug Substance and Drug Products including E10030 and ARC1905 and other, as mutually agreed to between the Parties (the “Purposes”).  In the course of these discussions it is anticipated that each Party will disclose or deliver to the other Party and to the other Party’s contractors and designees,(collectively, the “Representatives”) certain of its trade secrets or confidential or proprietary information for the purposes of enabling the other Party to perform its obligations under the Purposes.  The Parties have entered into this Agreement in order to assure the confidentiality of such trade secrets and confidential or proprietary information in accordance with the terms of this Agreement.  As used in this Agreement, the Party disclosing Proprietary Information (as defined below) is referred to as the “Disclosing Party”; the Party receiving such Proprietary Information is referred to as the “Recipient”.

2.                                      Proprietary Information.  As used in this Agreement, the term “Proprietary Information” shall mean all trade secrets or confidential or proprietary information designated as such in writing by the Disclosing Party, whether by letter or by the use of an appropriate proprietary stamp or legend, prior to or at the time any such trade secret or confidential or proprietary information is disclosed by the Disclosing Party or the Disclosing Party’s Representatives to the Recipient or the Recipient’s Representatives.  Notwithstanding the foregoing, information which is orally or visually disclosed to the Recipient by the Disclosing Party, or is disclosed in writing without an appropriate letter, proprietary stamp or legend, shall constitute Proprietary Information if (i) it would be apparent to a reasonable person, familiar with the Disclosing Party’s business and the industry in which it operates, that such information is of a confidential or proprietary nature the maintenance of which is important to the Disclosing Party or if (ii) the Disclosing Party, within [**] days after such disclosure, delivers to the Recipient a written document or documents describing such Proprietary Information and referencing the place and date of such oral, visual or written disclosure and the names of the Representatives of the Recipient to whom such disclosure was made.  In addition, the term “Proprietary Information” shall be deemed to include: (a) any notes, analyses, compilations, studies, interpretations, memoranda or other documents prepared by the Recipient or its Representatives which contain, reflect or are based upon, in whole or in part, any Proprietary Information furnished to the Recipient or its Representatives pursuant hereto; and (b) the existence or status of, and any information concerning, the discussions between the Parties concerning the possible establishment of a business relationship.

3.                                      Scope of Agreement.  This Agreement shall apply to all Proprietary Information disclosed between the Parties hereto from the Effective Date until third anniversary of the Effective Date.

4.                                      Use and Disclosure of Proprietary Information.  The Recipient and its Representatives shall use Proprietary Information only for the Purposes and such Proprietary Information shall not be used for any other purpose without the prior written consent of the Disclosing Party.  The Recipient and its Representatives shall hold in confidence, and shall not disclose Proprietary Information; provided, however, that (i) the Recipient may make any disclosure of such information to which the Disclosing Party gives its prior written consent; and (ii) any of the Proprietary Information may be disclosed by the Recipient to its Representatives who need to know such information in connection with the Purposes and who are informed of the confidential nature of such information and of the terms of this Agreement.  In any event, the Recipient shall be responsible for any breach of this Agreement by any of its Representatives, and agrees, at its sole expense, to take reasonable measures to restrain its Representatives from prohibited or unauthorized disclosure or use of the Proprietary Information.  Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall not prohibit the Recipient from disclosing Proprietary Information of the Disclosing Party to the extent required in order for the Recipient to comply with applicable laws and regulations, provided that the Recipient provides prior written notice of such required disclosure to the Disclosing Party.

5.                                      Limitation on Obligations.  The obligations of the Recipient specified in Section 4 and 7 shall not apply, and the Recipient shall have no further obligations, with respect to any Proprietary Information to the extent that such Proprietary Information:

(a)                                 is generally known to the public at the time of disclosure or becomes generally known without the Recipient or its Representatives violating this Agreement;

(b)                                 is in the Recipient’s possession at the time of disclosure;

becomes known to the Recipient through disclosure by sources other than the Disclosing Party without such sources violating any confidentiality obligations to the Disclosing Party; or

(c)                                  is independently developed by the Recipient without reference to or reliance upon Proprietary Information.

6.                                      Ownership of Proprietary Information.  The Recipient agrees that it shall not receive any right, title or interest in, or any license or right to use, Proprietary Information or any Disclosing Party’s patent, copyright, trade secret, trademark or other intellectual property rights therein, by implication or otherwise.  Each of the Parties hereto represents, warrants and covenants that the trade secrets herein which it discloses to the other Party pursuant to this Agreement have not been stolen, appropriated, obtained or converted without authorization.

7.                                      Return of Proprietary Information.  The Recipient shall, upon the written request of the Disclosing Party, return to the Disclosing Party all Proprietary Information (and all copies and reproductions thereof).  In addition, the Recipient shall destroy:  (i) the part of any notes,

2

reports or other documents prepared by the Recipient which contain Proprietary Information; and (ii) any Proprietary Information (and all copies and reproductions thereof) which is in electronic form or cannot otherwise be returned to the Disclosing Party.  Alternatively, upon written request of the Disclosing Party, the Recipient shall destroy all Proprietary Information from the Disclosing Party (and all copies and reproduction thereof) and the part of any notes, reports or other documents prepared by the Recipient which contain Proprietary Information.  Notwithstanding the return or destruction of the Proprietary Information, the Recipient and its Representatives will continue to be bound by their obligations specified in Section 4, 5 and 7.

8.                                      Miscellaneous.

(a)                                 This Agreement supersedes all prior agreements, written or oral, between the Patties relating to the subject matter of this Agreement.  This Agreement may not be assigned modified, changed or discharged, in whole or in part, except by an agreement in writing signed by the Parties.

(b)                                 This Agreement will be binding upon and inure to the benefit of the Parties and their respective heirs, successors and assigns.  Notwithstanding the forgoing, such heirs, successors and assignments shall not release such assigning Party from any of its obligations under this Agreement.

(c)                                  This Agreement shall be construed and interpreted in accordance with the internal laws of the State of New Jersey, without giving effect to the principles of conflicts of law thereof.

(d)                                 The provisions of this Agreement are necessary for the protection of the business and goodwill of the Patties and are considered by the Parties to be reasonable for such purpose.  The Recipient agrees that any breach of this Agreement will cause the Disclosing Party substantial and irreparable injury and, therefore, in the event of any such breach, in addition to other remedies which may be available, the Disclosing Party shall have the right to specific performance and other injunctive and equitable relief.

(e)                                  The obligations of the Recipient specified in Section 4, 5 and 7 imposed by this Agreement shall continue until the [**] anniversary of the Effective Date.

(f)                                   For the convenience of the Parties, this Agreement may be executed by facsimile and in counterparts, each of which shall be deemed to be an original, and both of which taken together, shall constitute one agreement binding on both Parties.

3

EXECUTED as of the day and year first set forth above.

AGILENT TECHNOLOGIES		OPHTHOTECH CORPORATION

By:	/s/ James Powell	By:	/s/ Richard Everett

Name: James Powell		Name: Richard Everett

Title: General Manager NASD		Title: VP, CMC Operations

4

AMENDMENT #1
TO
CONFIDENTIALITY AGREEMENT
BY AND BETWEEN
AGILENT TECHNOLOGIES, INC.
AND
OPHTHOTECH CORPORATION

This Amendment # 1 (“Amendment”) amends the Confidentiality Agreement by and between Agilent Technologies, Inc. (“Agilent”) and Ophthotech Corporation (“Ophthotech”) dated as of 22 March 2011 (the “Agreement”).

Agilent and Ophthotech hereby agree to amend the Agreement as follows:

1.                                      Section 3, Scope of Agreement, is hereby deleted in its entirety and replaced with the following:

“This Agreement shall apply to all Proprietary Information disclosed between the Parties hereto from the Effective Date until the tenth anniversary of the Effective Date.”

2.                                      Section 8(e) is hereby deleted in its entirety and replaced with the following:

“The obligations of the Recipient specified in Section 4, 5 and 7 imposed by this Agreement shall continue until the [**] anniversary of the expiration or termination of this Agreement.”

3.                                      This Amendment shall take effect as of 22 March 2014.

4.                                      This Amendment constitutes the entire agreement between the parties and incorporates all prior agreements and amendments by reference.  Except as; expressly amended by this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.  All capitalized terms used in this Amendment but not otherwise defined herein, shall have the meaning assigned to them in the Agreement.

AGREED:

AGILENT TECHNOLOGIES, INC.		OPHTHOTECH CORPORATION

By:	/s/ Nelson Thune	By:	/s/ Barbara A. Wood

Name:	Nelson Thune	Name:	Barbara A. Wood

Title:	General Manager	Title:	SVP, General Counsel and Corporate Secretary

Date:	02 May 2014	Date:	14 April 2014

5

EXHIBIT H

[**] PROCESS FLOW

Confidential Materials omitted and filed separately with the Securities and Exchange Commission.

A total of two pages were omitted. [**].

EXHIBIT I

COMMERCIAL SUPPLY AGREEMENT TERMS

Terms used but not defined below shall have the meaning set forth in the Agreement.

Exclusivity.  During the term of the Commercial Supply Agreement and for a period of five (5) years thereafter (subject to the termination provisions as mutually agreed to by the Parties), Agilent will only supply Anti-PDGF Aptamer APIs to Customer and any Affiliate of Customer or Third Party designated by Customer.

Primary Supplier.  During the term of the Commercial Supply Agreement, Customer will purchase from Agilent at least [**] percent ([**]%) of its requirements of Product for use in the United States, European Union, and any additional future jurisdictions as mutually agreed to by the Parties in writing (“Territory”).

Capacity.  In the event that the Product gains regulatory approval, Agilent will provide capacity to manufacture accepted purchase orders for up to [**] Kilos of Product per calendar year for Ophthotech’s needs.  Should [**] Kilos of Product no longer be sufficient, the Parties will negotiate in good faith increased capacity to be dedicated to Ophthotech.

Pricing.  Pricing for the Product will be negotiated in good faith by the Parties.  Pricing for the Product shall be structured on a tiered basis with the price reduced as the volume ordered increases and the process is scaled up to produce larger volumes per batch.  Pricing for the Product shall not exceed the pricing for Product as set forth in Exhibit J except to the extent that the Manufacturing Standards as of the Effective Date are materially modified pursuant to the Change Management provisions set forth in the Quality Agreement.  In the event of any such change in the Manufacturing Standards, any increase in pricing shall be proportionate to the increase in Agilent’s costs to manufacture Product based on such modified Manufacturing Standards.

Supply Failures.  The Commercial Supply Agreement will include provisions detailing the rights and obligations in the event that Agilent fails to supply specified percentages of Product ordered by Customer under the Commercial Supply Agreement during a defined period of time, which rights will include a release from Customer’s obligation to purchase [**]% of its requirements of Product for use in the Territory.

Term.  The Commercial Supply Agreement will have an initial term that ends five (5) years from the date of Customer’s first commercial sale of the approved Finished Product.  After the initial term, the Commercial Supply Agreement will renew for an indefinite period.  Either Party may terminate the Commercial Supply Agreement at the end of the initial term or during the renewal term provided, however, that it has given the other Party at least eighteen (18) months prior written notice of termination.

EXHIBIT J

PRODUCT PRICING

Pursuant to Section 6.1 of the Agreement, the following table provides not to exceed Product pricing based on quantities ordered via a single Purchase Order.

Quantity Ordered	Not to Exceed Price
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]